As filed with the Securities and Exchange Commission on October 29, 2003
Registration No. 333-107373

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4/A

Amendment No. 2 to

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Mobile Mini, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7359	86-0748362
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7420 South Kyrene Road

Suite 101
Tempe, Arizona 85283
(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Larry Trachtenberg

7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283
(480) 894-6311
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

SEE TABLE OF ADDITIONAL REGISTRANTS

Copy to:

Joseph P. Richardson, Esq.

Bryan Cave LLP
Two North Central Avenue
Suite 2200
Phoenix, Arizona 85004-4406
(602) 364-7454

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

		Primary
		Standard
	State of	Industrial	I.R.S. Employer
	Incorporation or	Classification	Identification
Name	Organization	Number	Number

Delivery Design Systems, Inc. 7420 South Kyrene Road Suite 101 Tempe, Arizona 85283 (602) 894-6311	Arizona	7359	86-0682170
Mobile Mini, LLC 7420 South Kyrene Road Suite 101 Tempe, Arizona 85283 (602) 894-6311	California	7359	86-0748362
Mobile Mini, LLC 7420 South Kyrene Road Suite 101 Tempe, Arizona 85283 (602) 894-6311	Delaware	7359	86-0748362
Mobile Mini I, Inc. 7420 South Kyrene Road Suite 101 Tempe, Arizona 85283 (602) 894-6311	Arizona	7359	86-0748363
Mobile Mini Holdings, Inc. 7420 South Kyrene Road Suite 101 Tempe, Arizona 85283 (602) 894-6311	Delaware	7359	86-1048592
Mobile Mini of Ohio, LLC 7420 South Kyrene Road Suite 101 Tempe, Arizona 85283 (602) 894-6311	Delaware	7359	86-0748362
Mobile Mini Texas Limited Partnership, L.L.P. 7420 South Kyrene Road Suite 101 Tempe, Arizona 85283 (602) 894-6311	Texas	7359	52-2362031

      The name, address, including zip code and telephone number, including area code, of agent for service for each of the Additional Registrants is:

Larry Trachtenberg,

Executive Vice President
7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283
(480) 894-6311

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 28, 2003

OFFER TO EXCHANGE

All of the Outstanding
$150,000,000 9 1/2% Senior Notes Due 2013
for
$150,000,000 9 1/2% Senior Notes Due 2013
Which Have Been Registered Under the Securities Act of 1933

        We are offering to exchange 9 1/2% senior notes due 2013, or the “exchange notes”, for our currently outstanding 9 1/2% senior notes due 2013, or the “outstanding notes.” We refer to the outstanding notes and the exchange notes collectively as the “notes.” The exchange notes are identical in all material respects to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting transfer. The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.

      The exchange notes will be our unsecured senior obligations and will rank senior to all of our subordinated debt. All of our subsidiaries that exist on the date of this prospectus will guarantee the exchange notes with unconditional guarantees that will be unsecured and senior to all of the subordinated debt of such subsidiaries. On the date hereof, our subsidiaries have no subordinated debt outstanding. The exchange notes and the guarantees will rank equally with all unsecured senior indebtedness of ours and the guarantors. The exchange notes will be effectively subordinated to our existing and future secured debt and that of our subsidiaries, including debt under our amended and restated senior secured revolving credit facility and the unconditional guarantees of that facility by each of our subsidiaries.

      The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2003, unless extended.

•	We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

      Investing in the exchange notes involves a high degree of risk. See “Risk Factors,” beginning on page 11.

      Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

PROSPECTUS SUMMARY
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
DESCRIPTION OF AMENDED AND RESTATED SENIOR SECURED REVOLVING CREDIT FACILITY
THE EXCHANGE OFFER
DESCRIPTION OF THE EXCHANGE NOTES
PLAN OF DISTRIBUTION
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
EX-23.1

      This prospectus incorporates important business and financial information about the company that is not included or delivered with this prospectus. You may obtain documents that we file with the Securities and Exchange Commission and that are incorporated by reference in this prospectus at no cost by writing or telephoning Larry Trachtenberg, Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283, telephone (480) 894-6411. To obtain timely delivery please make your request for information no later than                     , 2003, which is five business days before the expiration of the exchange offer.

PROSPECTUS SUMMARY

      In this prospectus, “we,” “our” and “us” refers to Mobile Mini, Inc. and its subsidiaries, unless the context indicates a different meaning. This summary highlights selected information from this prospectus, but does not contain all information that may be important to you. Because this is only a summary, we encourage you to read this entire prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

Overview of Mobile Mini, Inc.

      Founded in 1983, we are the nation’s largest provider of portable storage solutions through our fleet of approximately 86,000 portable storage units. We offer a wide range of portable storage products in varying lengths and widths with an assortment of differentiated features such as our proprietary security systems, multiple doors, electrical wiring and shelving. To complement our core portable storage fleet, we also maintain approximately 10,000 combined storage/ office and mobile office units. At June 30, 2003, we operated through a network of 46 branches located in 26 states and one Canadian province. Our portable storage units provide secure, accessible temporary storage for a diversified client base of approximately 62,000 customers, including large and small retailers, construction companies, medical centers, schools, utilities, distributors, the U.S. military, hotels, restaurants, entertainment complexes and households. Our customers use our products for a wide variety of storage applications, including retail and manufacturing inventory, construction materials and equipment, documents and records and household goods.

      In 1996, we initiated a strategy of focusing on leasing rather than selling our portable storage units. We believe this leasing model is highly attractive because the vast majority of our fleet consists of steel portable storage units which:

•	provide predictable, recurring revenues from leases with an average duration of approximately 19 months;

•	have average monthly lease rates that recoup our current unit investment within an average of 32 months;

•	have long useful lives exceeding 20 years, low maintenance and high residual values; and

•	produce incremental leasing operating margins of approximately 60%.

      Our fleet is primarily comprised of refurbished and customized steel portable storage containers, which were built according to the standards developed by the International Organization for Standardization (“ISO”), and other steel containers that we manufacture. We refurbish and customize our purchased ISO containers by adding our proprietary locking and easy opening door systems. These assets are characterized by low risk of obsolescence, extreme durability, long useful lives and a history of high value retention. We maintain our steel containers on a regular basis. This maintenance consists primarily of repainting units every two to three years, essentially keeping them in the same condition as when they entered our fleet. Repair and maintenance expense for our fleet has averaged 1.9% of lease revenues over the past three fiscal years and is expensed as incurred. We believe our historical experience with leasing rates and sales prices for these assets demonstrates their high value retention. We are able to lease our portable storage containers at similar rates, without regard to the age of the container. In addition, we have sold units from our lease fleet at an average of 145% above original cost from 1997 to 2002. Appraisals are conducted on a regular basis on our containers, and the appraiser does not differentiate in value based upon the age of the container or the length of time it has been in our fleet. Our most recent fair market value appraisal appraised our fleet at a value in excess of net book value. At June 30, 2003, the net book value of our fleet was $358.9 million.

      We have historically financed our operations with cash flow from operations, registered public offerings of our common stock, and borrowings under our revolving credit facilities with lenders. At June 30, 2003, our total debt was $240.4 million, including borrowings of $89.0 million outstanding under our secured senior revolving credit facility, and $150.0 million of our senior notes. At June 30, 2003, we had approximately $76.4 million of additional borrowing available to us under our revolving credit facility. At September 5, 2003, our borrowings outstanding under the facility remained at $89.0 million and our additional borrowings available remained at $76.4 million. Our obligations under the revolving credit facility are secured by liens on substantially all of our assets and those of our subsidiaries.

Headquarters

      Our principal executive offices are located at 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283, and our telephone number is (480) 894-6311. Our web site is located at www.mobilemini.com. Information on our web site does not constitute part of this prospectus.

Summary of The Exchange Offer

      On June 26, 2003, we completed the private offering of $150.0 million aggregate principal amount of 9 1/2% senior notes due 2013, which we refer to as the outstanding notes. As part of that offering, we and the guarantor subsidiaries entered into a registration rights agreement with the initial purchasers of the outstanding notes. In the registration rights we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the outstanding notes. Pursuant to the registration rights agreement, we are offering to exchange $150.0 million aggregate principal amount of our 9 1/2% Senior Notes due 2013, which we refer to as the exchange notes and which have been registered under the Securities Act, for a like principal amount of our outstanding notes. You are entitled to exchange your outstanding notes for exchange notes with substantially identical terms. We urge you to read the discussions under the heading “Summary of the Terms of the Exchange Notes” in this Prospectus Summary for further information regarding the exchange offer and the exchange notes. The following is a brief summary of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	$150,000,000 in aggregate principal amount of new 9 1/2% Senior Notes due 2013, which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the outstanding notes. The exchange notes will not contain transfer restrictions and registration rights applicable to the outstanding notes.

Exchange Offer	We are offering to exchange $1,000 principal amount of our 9 1/2% Senior Notes due 2013, which have been registered under the Securities Act, for each $1,000 principal amount of our currently outstanding 9 1/2% Senior Notes due 2013 which were issued in a private offering on June 26, 2003. We will accept any and all currently outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on [ ], 2003. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, notes may be tendered only in integral multiples of $1,000 in principal amount.

Resales	Based on interpretations by the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless:

• you are not acquiring the exchange notes in the ordinary course of your business;

• you are participating, intend to participate or have any arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

• you are an “affiliate” of ours.

If you do meet any one or more of the above criteria, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any reoffer, resale or other disposition of your exchange notes.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowl-

edge that it will deliver this prospectus in connection with any offer to resell, resale or other transfer of the exchange notes issued in the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on [ ], 2003, unless we extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

By executing the letter of transmittal, you will represent to us that, among other things:

• you, or the person or entity receiving the related exchange notes, are acquiring the exchange notes in the ordinary course of business;

• neither you nor any person or entity receiving the related exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

• neither you nor any person or entity receiving the related exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

• neither you nor any person or entity receiving the related exchange notes is an “affiliate” of Mobile Mini or the guarantors, as that term is defined under Rule 405 of the Securities Act; and

• you are not acting on behalf of any person or entity who could not truthfully make these statements.

If you are a person holding outstanding notes through The Depository Trust Company and wish to accept the Exchange Offer, you must do so through DTC’s Automated Tender Offer Program, by which you will agree to be bound by the letter of transmittal.

See “The Exchange Offer — Procedures for Tendering Outstanding Notes.”

Effect of Not Tendering	Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registra-

tion. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See “The Exchange Offer — Effect of Not Tendering.”

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from June 26, 2003. If your outstanding notes are accepted for exchange, then you will receive interest on the exchange notes and not on the outstanding notes.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Federal Tax Consequences	Your exchange of outstanding notes for exchange notes pursuant to the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See “Certain United States Federal Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wells Fargo Bank Minnesota, National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth in “The Exchange Offer — The Exchange Agent” in this prospectus.

Summary of Terms of the Exchange Notes

      The summary below describes the principal terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes. Where we refer to “notes” in this document, we are referring to both outstanding notes and exchange notes.

Issuer	Mobile Mini, Inc.

Securities Offered	$150,000,000 aggregate principal amount of 9 1/2% senior notes due 2013.

Maturity	July 1, 2013.

Interest Rate	9 1/2% per year (calculated using a 360-day year).

Interest Payment Dates	Each January 1 and July 1, beginning on January 1, 2004.

Ranking	The notes and the guarantees will be our or our subsidiaries’ unsecured senior obligations and will rank equally with all of our and our subsidiary guarantors’ existing and future senior unsecured debt and senior to any future subordinated debt. As of June 30, 2003, we and our subsidiaries had $150.0 million of senior unsecured debt, all of which consisted of the outstanding notes. The outstanding notes do and the exchange notes will effectively rank junior to any of our and the guarantors’ secured debt to the extent of the value of the assets securing that debt. All debt at any time outstanding under our revolving credit facility is secured by a security interest in all of our assets and is guaranteed on a secured basis by our subsidiaries. As of June 30, 2003, we had $89.0 million of senior secured debt and an additional $76.4 million available to be borrowed under our revolving credit facility based upon the most restrictive of our covenants, all of which would be guaranteed by the guarantors under the notes and would be effectively senior to the notes. Currently, the guarantors have no debt except current trade payables. Our revolving credit facility limits our ability to incur additional indebtedness other than under that facility. The revolving credit facility permits us to issue the notes and also allows us to incur additional purchase money and capital lease indebtedness of up to approximately $5.0 million at any time outstanding.

Guarantees	All of our subsidiaries will unconditionally guarantee the notes on a senior unsecured basis. If we cannot make payments required by the exchange notes our guarantor subsidiaries must make them. The guarantees may be released under certain circumstances.

Optional Redemption	At any time before July 1, 2008, we may redeem some or all of the notes at a price equal to 100% of their principal amount, plus the make-whole premium described under “Description of the Notes” section under the heading “Redemption — Optional Redemption” plus accrued and unpaid interest to the date of redemption. In addition, on or after July 1, 2008, we may redeem some or all of the notes at the redemption prices listed in the “Description of the Exchange Notes” section under the heading “Redemption — Optional Redemption,” plus accrued and unpaid interest to the date of redemption.

Optional Redemption After Equity Offerings	At any time (which may be more than once) before July 1, 2006, we can choose to redeem up to 35% of the outstanding notes with money that we raise in one or more equity offerings, as long as:

• we pay 109.50% of the face amount of the notes, plus interest;

• we redeem the notes within 90 days of completing the equity offering; and

• at least 65% of the aggregate principal amount of notes issued remains outstanding afterwards.

Change of Control Offer	If a change of control of Mobile Mini occurs, we must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued interest.

We might not be able to pay you the required price for notes you present to us at the time of a change of control, because:

• we might not have enough funds at that time; or

• the terms of our revolving credit facility may prevent us from paying.

Asset Sale Proceeds	If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay debt under our revolving credit facility or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued interest.

Covenants	The indenture governing the notes contains covenants that, among other things, limit our and our subsidiaries’ ability to:

• incur additional debt;

• pay dividends or distributions on our capital stock or repurchase our capital stock;

• issue preferred stock of subsidiaries;

• make certain investments;

• create liens on our assets to secure debt;

• designate certain of our subsidiaries as unrestricted;

• enter into transactions with affiliates;

• merge or consolidate with another company; and

• transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Exchange Notes — Covenants.”

Absence of a Public Market for the Exchange Notes	The exchange notes are new securities, for which no established trading market exists, and none may develop. There can be no assurance as to the development or liquidity of any market for the exchange notes. The initial purchasers have advised us that they intend to make a market in the exchange notes, but they are not obligated to do so and they may discontinue notice. We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for any quotation system to quote the exchange notes.

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the exchange notes.

Summary of Financial Data

      The following table presents summary historical consolidated statements of operations data, consolidated balance sheet data and capital expenditures amounts as of and for each of the years in the three-year period ended December 31, 2002 and has been derived from our audited consolidated financial statements. Our consolidated financial statements for the years ended December 31, 2000 and 2001 were audited by Arthur Andersen LLP. Our consolidated financial statements for the year ended December 31, 2002 were audited by Ernst & Young LLP. The historical consolidated statements of operations data, consolidated balance sheet data and capital expenditures amounts as of June 30, 2003 and for the three-month period ended June 30, 2002 and 2003 have been derived from our historical unaudited consolidated financial statements which in the opinion of management, include all adjustments consisting of normal recurring accruals, which Mobile Mini, Inc. considers necessary for a fair presentation of the financial position and the results of operations for these periods. Results of operations for an interim period are not necessarily indicative of results for a full year.

				Six Months Ended
	Year Ended December 31,			June 30,

	2000	2001	2002	2002	2003

	(Dollars in thousands)
Consolidated Statements of Operations Data:
Revenues:
Leasing	$76,084	$99,684	$116,169	$52,705	$60,646
Sales	13,406	14,519	16,008	7,885	7,850
Other	686	520	920	469	298

Total revenues	90,176	114,723	133,097	61,059	68,794
Costs and expenses:
Cost of sales	8,681	9,546	10,343	5,159	4,948
Leasing, selling and general expenses	44,369	56,387	69,203	31,620	38,650
Florida litigation expense	—	—	1,320	—	219
Depreciation and amortization	6,023	8,237	9,457	4,415	5,290

Total costs and expenses	59,073	74,170	90,323	41,194	49,107

Income from operations	31,103	40,553	42,774	19,865	19,687
Other income (expense):
Interest income	80	34	13	11	1
Interest expense	(9,511)	(9,959)	(11,587)	(5,222)	(6,456)
Debt restructuring expense(1)	—	—	—	(1,300)	(10,440)

Income before provision for income taxes and extraordinary item	$21,672	$30,628	$31,200	$13,354	$2,792
Provision for income taxes	8,452	11,945	12,168	5,208	1,089

Income before extraordinary item	13,220	18,683	19,032	8,146	1,703
Extraordinary item — extinguishment of debt, net of income tax benefit of $507 in 2002(2)	—	—	(793)	—	—

Net income	$13,220	$18,683	$18,239	$8,146	$1,703

Other Financial Data:
Net cash provided by operating activities	$24,938	$37,850	$45,423	$13,998	$13,358
Net cash used in investing activities	95,272	101,618	93,301	56,332	26,884
Net cash provided by financing activities	71,316	67,746	49,007	43,269	11,951
EBITDA(2)	37,126	48,790	52,231	24,280	24,977
EBITDA margin(3)	41.2%	42.5%	39.2%	39.8%	36.3%

				Six Months Ended
	Year Ended December 31,			June 30,

	2000	2001	2002	2002	2003

	(Dollars in thousands)
Operating Data:
Number of branches (at end of period)	29	35	46	46	46
Lease fleet units (at end of period)	55,472	70,070	83,642	80,249	85,937
Lease fleet utilization (annual or quarterly average)	85.3%	82.5%	77.9%	75.0%	76.2%
Net purchases of portable storage unit lease fleet	$62,573	$80,676	$57,038	$23,599	$25,094
Net purchases of property, plant and equipment	6,120	6,855	5,855	3,724	2,084
Cash paid for businesses acquired	26,711	13,698	30,833	29,366	—

	At December 31,			At June 30,

	2000	2001	2002	2003

	(Dollars in thousands)
Consolidated Balance Sheet Data:
Portable storage unit lease fleet, net(4)	$195,865	$277,020	$337,084	$358,900
Total assets	279,960	376,506	460,890	488,049
Total debt	150,090	162,490	213,222	240,450
Stockholders’ equity	92,431	161,703	178,669	183,756

(1)	Pursuant to Statement of Financial Accounting Standards No. 145, losses from debt extinguishment will be reclassified for all previous years upon issuance of our audited financial statements for the year ending December 31, 2003. Upon issuing our comparative quarterly financial information for the six month period ended June 30, 2003, the debt extinguishment charge formerly reported in the comparable six month period ended June 30, 2002 has been reclassified to pre-tax income. The reclassification of such amounts in the full year 2002 financial information in this table has not been presented since such full year financial statements have not been reissued for such period.

(2)	EBITDA is defined as net income before depreciation, amortization, income taxes, interest income, interest expense, debt restructuring expense and extraordinary items. EBITDA is presented because we believe it provides useful information regarding our liquidity and financial condition. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income (loss) or cash flow data prepared in accordance with generally accepted accounting principles in the United States, or GAAP, or as a measure of our profitability or liquidity. EBITDA may not be comparable to similarly titled measures presented by other companies. A reconciliation of net income to EBITDA follows (in thousands):

				Six Months Ended
	Year Ended December 31,			June 30,

	2000	2001	2002	2002	2003

Net income	$13,220	$18,683	$18,239	$8,146	$1,703
Depreciation and amortization	6,023	8,237	9,457	4,415	5,290
Income taxes	8,452	11,945	12,168	5,208	1,089
Interest income	(80)	(34)	(13)	(11)	(1)
Interest expense	9,511	9,959	11,587	5,222	6,456
Debt restructuring expense	—	—	—	1,300	10,440
Extraordinary item	—	—	793	—	—

EBITDA	$37,126	$48,790	$52,231	$24,280	$24,977

(3)	EBITDA margin is calculated as EBITDA divided by total revenues expressed as a percentage.

(4)	Portable storage unit lease fleet, net includes refurbished, modified and manufactured steel units and wood office units. Van trailers are also included in this fleet.

RISK FACTORS

      You should carefully consider the following factors in addition to the other information set forth in this prospectus before participating in the exchange offer.

Risks Related to Our Indebtedness and the Notes

You may have difficulty selling the outstanding notes you do not exchange.

      If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture governing the notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from the registration requirements of the Securities Act.

      In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

      If a large number of outstanding notes are exchanged for new notes issued in the exchange offer, it may be particularly difficult for you to sell your outstanding notes. This is because potential buyers will likely prefer to purchase exchange notes from a different seller if possible. In addition, if you do not exchange your outstanding notes in the exchange offer, you will not be entitled to have those outstanding notes registered under the Securities Act.

      Please see “The Exchange Offer — Consequences of Failure to Exchange Outstanding Notes” for further discussion of the possible consequences of failing to exchange your outstanding notes in this exchange offer.

We have substantial indebtedness which may impair our financial health and prevent us from fulfilling our obligations under the notes.

      We have had and will continue to have a substantial amount of debt. Our substantial indebtedness could adversely affect our operations, including our ability to perform our obligations under the notes. As of June 30, 2003, we and our guarantors had $89.0 million in senior secured indebtedness and $150.0 million in senior unsecured indebtedness, including the notes.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	expose us to the risk of increased interest rates, as certain of our borrowings will be at variable rates of interest;

•	require us to sell assets to reduce indebtedness or influence our decisions about whether to do so;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	restrict us from making strategic acquisitions or pursuing business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

      Subject to the restrictions in our senior secured revolving credit facility and the indenture governing the notes, we and our subsidiaries may incur significant additional indebtedness. Although the terms of the revolving credit facility and the indenture contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the related risks that we now face could increase.

Your right to receive payment on the exchange notes will be effectively subordinated to our obligations under the senior secured revolving credit facility.

      The exchange notes will not be secured. Our obligations under our revolving credit facility are secured by a first priority security interest on substantially all of our assets, including the stock or other ownership interests in our subsidiaries. In the event of our liquidation or insolvency, or if any of our secured indebtedness is accelerated, the assets securing such indebtedness will be first applied to repay our obligations under our secured indebtedness in full and then to repay our obligations under our unsecured indebtedness, including under the exchange notes. As a result, the notes are effectively subordinated to our revolving credit facility to the extent of the value of the assets securing that indebtedness and the holders of the notes would in all likelihood recover ratably less than the lenders of our secured indebtedness in the event of a bankruptcy or insolvency. As of June 30, 2003, we had $89.0 million of senior secured indebtedness outstanding and approximately $76.4 million of additional borrowing availability based upon the most restrictive covenant in the agreement under our revolving credit facility, net of outstanding letters of credit obligations of approximately $5.0 million.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. In addition, we and our subsidiaries may be able to secure this additional debt with our assets and the assets of our subsidiaries. This could further exacerbate the risks associated with our substantial leverage.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our revolving credit facility permits borrowing of up to $250.0 million. At June 30, 2003, we had borrowed $89.0 million under that facility and under the most restrictive covenants under the facility we could immediately borrow an additional $74.6 million under the facility. All borrowings under our revolving credit facility are senior to the notes and the subsidiary guarantees of the notes. Our repayment and other obligations under the revolving credit facility are secured by a security interest on all of our assets and are guaranteed by our subsidiaries. In turn, our subsidiaries’ guarantees in connection with the revolving credit facility are also secured, by a security interest in all the assets our subsidiaries and by all the capital stock of the subsidiary guarantors. Accordingly, in the case of a default under the revolving credit agreement all of our and our subsidiaries’ assets will be available to satisfy our obligations under the revolving credit facility and no such assets will be available to satisfy any of our obligations under the notes until all senior obligations have been fully satisfied.

Restrictive covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions, and a breach by us of any covenant would be a default under our financing agreements.

      The indenture governing the notes and our revolving credit facility contain various restrictive covenants that limit our discretion in operating our business. In particular, these agreements limit our ability to, among other things:

•	incur additional indebtedness;

•	make restricted payments (including paying dividends on, redeeming or repurchasing our capital stock);

•	issue preferred stock of subsidiaries;

•	make certain investments or acquisitions;

•	create liens on our assets to secure debt;

•	engage in transactions with affiliates;

•	merge, consolidate or transfer substantially all of our assets; and

•	transfer and sell assets.

      In addition, our revolving credit facility requires us to maintain certain financial ratios and limit our ability to make capital expenditures. These covenants and ratios could limit our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness. Any future debt could also contain financial and other covenants more restrictive than those imposed under the indenture governing the notes, and our revolving credit facility.

      A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments, including our secured revolving credit facility. Upon the occurrence of an event of default under the revolving credit facility or any other debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our revolving credit facility accelerate the payment of the indebtedness, we likely would not have available assets or cash flow sufficient to repay in full our outstanding indebtedness, including the notes.

Federal and state fraudulent transfer laws may permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.

      The issuance of the outstanding notes, the exchange notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	we or any of our guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

      If a court were to find that the issuance of the exchange notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under such notes or such guarantee or further subordinate such notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of such notes to repay any amounts received with respect to such notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voidance of exchange notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.

      Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, were greater than the fair salable value of all its assets; or

•	the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      If any of the guarantees were legally challenged, such challenged guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

We may be unable to repurchase the exchange notes upon a change of control.

      In the event of a “change of control” (as defined in the indenture), we must offer to purchase all of the notes, including the exchange notes, at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Exchange Notes — Change of Control.”

      However, our revolving credit facility prohibits us from repurchasing any of the notes, except under limited circumstances. Our revolving credit facility also provides that certain change of control events would constitute a default. If a change of control occurs at a time when we are prohibited from purchasing the exchange notes, we could seek the consent of the lenders under the revolving credit facility to purchase the notes. If we did not obtain such a consent, we would remain prohibited from purchasing the notes. In this case, our failure to purchase would constitute an event of default under the indenture governing the notes. In addition, certain important events, such as leveraged recapitalization, that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture.

You and the other holders of notes may not be able to determine whether a Change of Control has occurred, and we and you may not agree upon whether certain events constituted a change of control.

      The definition of change of control under the indenture governing the notes includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries properties and assets taken as a whole. There is no precise definition of the phrase “substantially all” under applicable law. As a result, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and ours subsidiaries assets taken as a whole is uncertain.

An active trading market may not develop for the exchange notes and you may not be able to sell your exchange notes.

      The exchange notes are new securities for which there currently is no established market, and we cannot be sure if an active trading market will develop for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or on any automated dealer quotation system. The initial purchasers of the outstanding notes have indicated to us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to do so and any market making may be discontinued at any time without notice.

      The liquidity of, and trading market for, the exchange notes may also be adversely affected by, among other things:

•	changes in the overall market for high yield securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

Risks Relating to Our Business

Our planned growth strains our management resources, which could disrupt our development of our new branch locations.

      Our future performance will depend in large part on our ability to manage our planned growth. Our growth could strain our management, human and other resources. To successfully manage this growth, we must continue to add managers and employees and improve our operating, financial and other internal procedures and controls. We also must effectively motivate, train and manage our employees. If we do not manage our growth effectively, some of our new branches and acquisitions may lose money or fail, and we may have to close unprofitable locations. Closing a branch would likely result in additional expenses that would cause our operating results to suffer.

We may need additional debt or equity to sustain our growth, but we do not have commitments for such funds.

      We finance our growth through a combination of borrowings, cash flow from operations, and equity financing. Our ability to continue growing at the pace we have historically grown will depend in part on our ability to obtain either additional debt or equity financing. The terms on which debt and equity financing is available to us varies from time to time and is influenced by our performance and by external factors, such as the economy generally and developments in the market, that are beyond our control. Also, additional debt financing or the sale of additional equity securities may cause the market price of our common stock to decline which will make it less likely that we will pursue any equity financing. If we are unable to obtain additional debt or equity financing on acceptable terms, we may have to curtail our growth by delaying new branch openings, or, under certain circumstances, lease fleet expansion.

A slowdown in the economy could reduce demand from some of our customers, which could result in lower demand for our products.

      In 2002, customers in the construction industries accounted for approximately 30% of our leasing and sales revenues. This industry tends to be cyclical and particularly susceptible to slowdowns in the overall economy. If sustained economic slowdown continues, we may experience less demand for leases and sales of our products. If we do, our results of operations may decline, and we may decide to slow the pace of our planned lease fleet growth and new branch expansion. Our internal growth rate slowed from 22.2% in 2001 to 7.5% in 2002 due to a slowdown in the economy, primarily in the construction sector.

The supply and price of used ocean-going containers fluctuates, and this can affect our pricing, our ability to grow, and the amount we can borrow under our credit facility.

      We purchase, refurbish and modify used ocean-going containers in order to expand our lease fleet. The availability of these containers depends in part on the level of international trade and overall demand for containers in the ocean cargo shipping business. When international shipping increases, the availability of used ocean-going containers for sale often decreases, and the price of available containers increases. Conversely, an oversupply of used ocean-going containers may cause container prices to fall. Our competitors may then lower the lease rates on their storage units. As a result, we may need to lower our lease rates to remain competitive. This would cause our revenues and our earnings to decline.

      Ours is not the only type of business that purchases used ocean-going containers. Various freight transportation companies, freight forwarders and commercial and retail storage companies purchase used ocean-going containers. Some of these companies have greater financial resources than we do. As a result, if the number of available containers for sale decreases, these competitors may be able to absorb an increase in the cost of containers, while we could not. If used ocean-going container prices increase substantially, we may not be able to manufacture enough new units to grow our fleet. These price increases also could increase our expenses and reduce our earnings.

      The amount we can borrow under our revolving credit facility depends in part on the value of the portable storage units in our lease fleet. If the value of our lease fleet declines, we cannot borrow as much. Therefore, we may be unable to add as many units to our fleet as we would like. Also, we are required to satisfy several covenants with our lenders that are affected by changes in the value of our lease fleet. We would breach some of these covenants if the value of our lease fleet drops below specified levels. If this happened, we could not borrow the amounts we would need to expand our business, and we could be forced to liquidate a portion of our existing fleet.

The supply and cost of raw materials we use in manufacturing fluctuates and could increase our operating costs.

      We manufacture portable storage units to add to our lease fleet and for sale. In our manufacturing process, we purchase steel, vinyl, wood, glass and other raw materials from various suppliers. We cannot be sure that an adequate supply of these materials will continue to be available on terms acceptable to us. The raw materials we use are subject to price fluctuations that we cannot control. Changes in the cost of raw materials can have a significant effect on our operations and earnings. Rapid increases in raw material prices are difficult to pass through to customers. If we are unable to pass on these higher costs, our profitability will decline. If raw material prices decline significantly, we may have to write down our raw materials inventory values. If this happens, our results of operations and financial condition will decline.

Some zoning laws restrict the use of our storage units and therefore limit our ability to offer our products in all markets.

      Most of our customers use our storage units to store their goods on their own properties. Local zoning laws in some of our markets do not allow some of our customers to keep portable storage units on their properties or do not permit portable storage units unless located out of sight from the street. If local zoning laws in one or more of our markets no longer allow our units to be stored on customers’ sites, our business in that market will suffer.

We depend on a few key management persons; if we lose their services our business and financial results may suffer.

      We are substantially dependent on the personal efforts and abilities of Steven G. Bunger, our Chairman, President and Chief Executive Officer, and Lawrence Trachtenberg, our Executive Vice President and Chief Financial Officer. The loss of either of these officers or our other key management persons could harm our business and prospects for growth.

Our former use of Arthur Andersen LLP as our independent public accountants will limit your ability to seek recovery from them related to their work and may pose a risk to us.

      In June 2002, Arthur Andersen LLP was convicted of federal obstruction of justice charges in connection with its destruction of documents related to Enron Corp. As a result of Arthur Andersen’s conviction, Arthur Andersen is no longer in a position to reissue their audit reports or to provide consents to include financial statements reported on by them in this prospectus.

      The reports covering our financial statements for the 2000 and 2001 fiscal years were previously issued by Arthur Andersen and have not been reissued by them. Because Arthur Andersen has not reissued their reports and because we are unable to obtain a consent from Arthur Andersen, you will be unable to sue Arthur Andersen under Section 11 of the Securities Act or otherwise for material misstatements or omissions, if any, in this prospectus, including the financial statements covered by their previously issued reports. We believe that it is unlikely that you would be able to recover damages from Arthur Andersen for any such claim against them.

      The SEC has provided temporary relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Arthur Andersen in certain circumstances. There is no assurance that we will be able to continue to rely on the temporary relief granted by the SEC, and the unavailability of such relief could delay or impede our access to the capital markets.

WHERE YOU CAN FIND MORE INFORMATION

      Mobile Mini, Inc. and the guarantor subsidiaries have filed with the U.S. Securities and Exchange Commission, or the “SEC,” a registration statement on Form S-4, the “exchange offer registration statement,” which term shall encompass all amendments, exhibits, annexes and schedules thereto, pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, which we refer to collectively as the Securities Act, covering the exchange notes being offered. This prospectus does not contain all the information in the exchange offer registration statement. For further information with respect to Mobile Mini, Inc., the guarantor subsidiaries and the exchange offer, reference is made to the exchange offer registration statement.

      The indenture governing the outstanding notes provides that we will furnish to the holders of the notes copies of the periodic reports required to be filed by us with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which we refer to collectively as the Exchange Act. Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings to the extent that such filings are accepted by the SEC. Furthermore, we will provide the trustee for the notes following the date of such filings with annual reports containing the information required to be contained in Form 10-K, and quarterly reports containing the information required to be contained in Form 10-Q promulgated by the Exchange Act. From time to time, we will also provide such other information as is required to be contained in Form 8-K promulgated by the Exchange Act. If the filing of such information is not accepted by the SEC or is prohibited by the Exchange Act, we will then provide promptly upon written request copies of such reports to prospective purchasers of the notes.

      You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed or terminated.

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003;

(b) Quarterly Report on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, filed with the SEC on May 15, 2003 and August 14, 2003 respectively; and

(c) Proxy statement related to the annual meeting held on May 21, 2003, filed with the SEC on April 11, 2003.

      You may request a copy of these filings, at no cost, by writing or telephoning us at Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283, telephone: (480) 894-6311, Attention: Investor Relations. You may also obtain copies of these filings, at no cost, by accessing our website at http://www.mobilemini.com; however, the information found on our website is not considered part of this prospectus.

      This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains or may contain forward-looking statements that can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our Financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

      From time to time, oral or written forward-looking statements are also included in our reports on Forms 10-K, 10-Q and 8-K, Schedule 14A, press releases and other materials released to the public. Although we believe that at the time made, the expectations reflected in all of these forward-looking statements are and will be reasonable, any or all of the forward-looking statements in this prospectus, our reports on Forms 10-K, 10-Q and 8-K, Schedule 14A and any other public statements that are made by us may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Many factors discussed in this prospectus, certain of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus or other public communications that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances except to the extent that we required to do so pending completion of this exchange offer.

USE OF PROCEEDS

      We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer.

      We issued and sold $150.0 million of outstanding notes on June 26, 2003, and received net proceeds of approximately $144.0 million after deducting the initial purchasers’ commissions and the expenses of the offering. We used the net proceeds to repay a portion of the borrowings then outstanding under our revolving credit facility, interest rate swap termination fees related to such repayment, and fees and expenses related to our offer and sale of the outstanding notes and the concurrent amendment and restatement of our revolving credit facility.

CAPITALIZATION

      The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2003. You should read this table in conjunction with the “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of June 30,
2003

(Dollars in
millions)
Cash and cash equivalents	$0.2
Debt:
Revolving credit facility(1)	89.0
Senior notes	150.0
Other debt	1.4

Total debt	240.4
Shareholders’ equity	183.8

Total capitalization	$424.2

(1)	Does not reflect approximately $5.0 million in letters of credit outstanding under our revolving credit facility.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The selected consolidated financial and other data as of and for each of the years in the five-year period ended December 31, 2002 were derived from our audited consolidated financial statements. Our consolidated financial statements for the years ended December 31, 1998, 1999, 2000 and 2001 were audited by Arthur Andersen LLP. Our consolidated financial statements for the year ended December 31, 2002 were audited by Ernst & Young LLP. The historical consolidated statements of operations data, consolidated balance sheet data and capital expenditures amounts as of June 30, 2003 and for the six-month period ended June 30, 2002 and 2003 have been derived from our historical unaudited consolidated financial statements which in the opinion of management include all adjustments consisting of normal recurring accruals, which Mobile Mini, Inc. considers necessary for a fair presentation of the financial portion and the results of operations for these periods. Results of operations for an interim period are not necessarily indicative of results for a full year.

						Six Months Ended
	Year Ended December 31,					June 30,

	1998	1999	2000	2001	2002	2002	2003

	(Dollars in thousands)
Consolidated Statements of Operations Data:
Revenues:
Leasing	$36,461	$53,302	$76,084	$99,684	$116,169	$52,705	$60,646
Sales	15,623	12,820	13,406	14,519	16,008	7,885	7,850
Other	593	531	686	520	920	469	298

Total revenues	52,677	66,653	90,176	114,723	133,097	61,059	68,794
Costs and expenses:
Cost of sales	10,730	8,506	8,681	9,546	10,343	5,159	4,948
Leasing, selling and general expenses	25,724	32,218	44,369	56,387	69,203	31,620	38,650
Florida litigation expense	—	—	—	—	1,320	—	219
Depreciation and amortization	2,885	4,065	6,023	8,237	9,457	4,415	5,290

Total costs and expenses	39,339	44,789	59,073	74,170	90,323	41,194	49,107

Income from operations	13,338	21,864	31,103	40,553	42,774	19,865	19,687
Other income (expense):
Interest income	31	47	80	34	13	11	1
Interest expense	(5,896)	(6,162)	(9,511)	(9,959)	(11,587)	(5,222)	(6,456)
Debt restructuring expense(1)	—	—	—	—	—	(1,300)	(10,440)

Income before provision for income taxes and extraordinary item	7,473	15,749	21,672	30,628	31,200	13,354	2,792
Provision for income taxes	2,989	6,300	8,452	11,945	12,168	5,208	1,089

Income before extraordinary item	4,484	9,449	13,220	18,683	19,032	8,146	1,703
Extraordinary item — extinguishment of debt, net of income tax benefit of $283 in 1999 and $507 in 2002(2)	—	(424)	—	—	(793)	—	—
Preferred stock dividend	—	(22)	—	—	—	—	—

Net income available to common stockholders	$4,484	$9,004	$13,220	$18,683	$18,239	$8,146	$1,703

Other Financial and Operating Data:
Net cash provided by operating activities	$8,455	$19,230	$24,938	$37,850	$45,423	13,998	13,358
Net cash used in investing activities	31,212	55,705	95,272	101,618	93,301	56,332	26,884
Net cash provided by financing activities	22,782	35,993	71,316	67,746	49,007	43,269	11,951
EBITDA(2)	16,223	25,930	37,126	48,790	52,231	24,280	24,977
EBITDA margin(3)	30.8%	38.9%	41.2%	42.5%	39.2%	39.8%	36.3%
Ratio of earnings to fixed charges(4)	2.2x	3.3x	3.1x	3.9x	3.4x	3.5x	1.4x
Number of branches (at year end)	12	19	29	35	46	46	46
Lease fleet units (at end of period)	25,768	37,077	55,472	70,070	83,642	80,249	85,937
Lease fleet utilization (annual or quarterly average)	87.0%	85.6%	85.3%	82.5%	77.9%	75.0%	76.2%
Net purchases of portable storage unit lease fleet	$23,493	$30,407	$62,573	$80,676	$57,038	23,599	25,094
Net purchases of property, plant and equipment	3,775	4,683	6,120	6,855	5,855	3,724	2,084
Cash paid for businesses acquired	3,944	20,325	26,711	13,698	30,833	29,366	—

	At December 31,
						At June 30,
	1998	1999	2000	2001	2002	2003

	(Dollars in thousands)
Consolidated Balance Sheet Data:
Portable storage unit lease fleet, net(5)	$76,590	$121,277	$195,865	$277,020	$337,084	$358,900
Total assets	116,790	178,392	279,960	376,506	460,890	488,049
Total debt	71,900	78,271	150,090	162,490	213,222	240,450
Stockholders’ equity	29,872	77,387	92,431	161,703	178,669	183,756

(1)	Pursuant to Statement of Financial Accounting Standards No. 145, losses from debt extinguishment will be reclassified for all previous years upon issuance of our audited financial statements for the year ending December 31, 2003. Upon issuing our comparative quarterly financial information for the six month period ended June 30, 2003, the debt extinguishment charge formerly reported in the comparable six month period ended June 30, 2002 has been reclassified to pre-tax income. The reclassification of such amounts in the full year 2002 financial information in this table has not been presented since such full year financial statements have not been reissued for such period.

(2)	EBITDA is defined as net income before depreciation, amortization, income taxes, interest income, interest expense, debt restructuring expense and extraordinary items. EBITDA is presented because we believe it provides useful information regarding our liquidity and financial condition. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income (loss) or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. EBITDA may not be comparable to similarly titled measures presented by other companies. A reconciliation of net income to EBITDA follows (in thousands):

						Six Months Ended
	Year Ended December 31,					June 30,

	1998	1999	2000	2001	2002	2002	2003

Net income	$4,484	$9,004	$13,220	$18,683	$18,239	$8,146	$1,703
Depreciation and amortization	2,885	4,065	6,023	8,237	9,457	4,415	5,290
Income taxes	2,989	6,300	8,452	11,945	12,168	5,208	1,089
Interest income	(31)	(47)	(80)	(34)	(13)	(11)	(1)
Interest expense	5,896	6,162	9,511	9,959	11,587	5,222	6,456
Debt restructuring expense	—	—	—	—	—	1,300	10,440
Extraordinary item	—	424	—	—	793	—	—
Preferred stock dividend	—	22

EBITDA	$16,223	$25,930	$37,126	$48,790	$52,231	$24,280	$24,977

(3)	EBITDA margin is calculated as EBITDA divided by total revenues expressed as a percentage.

(4)	For the purpose of determining the ratio of earnings to fixed charges, “earnings” consist of income before provision for income taxes and fixed charges. “Fixed charges” consist of interest expense, which includes the amortization of deferred debt issuance costs and the interest portion of our rent expense. Our revolving credit facility includes a fixed charge coverage ratio which is computed using non-GAAP measurements. See “Description of Amended and Restated Senior Secured Revolving Credit Facility.”

(5)	Portable storage unit lease fleet, net includes refurbished, modified and manufactured steel units and wood office units. Van trailers are also included in the fleet.

DESCRIPTION OF AMENDED AND RESTATED

SENIOR SECURED REVOLVING CREDIT FACILITY

      Concurrently with the closing of our issuance of the outstanding notes on June 26, 2003, we entered into an amended and restated senior secured revolving credit facility, with Fleet Capital Corporation, as administrative agent and lender, Fleet Securities, Inc., as joint lead arranger, Deutsche Bank Trust Company Americas, as co-documentation agent and lender, and Deutsche Bank Securities Inc., as joint lead arranger and the other lenders named in the revolving credit facility. We refer to the amended and restated revolving credit facility in this prospectus as the “revolving credit facility” or the “senior secured revolving loan facility” except when the context indicates reference to the facility prior to the amendment. We have filed a copy of the revolving credit facility agreement as exhibit 10.3.1 to the registration statement on Form S-4 of which this prospectus is a part.

      Borrowings under the revolving credit facility will mature on February 11, 2008 and are limited to the lesser of (x) $250.0 million and (y) a borrowing base amount determined by reference to a percentage of the collateral value of the fleet, receivables, inventories, and real property securing the revolving credit facility. At June 30, 2003, there were $89.0 million of borrowings outstanding under the facility and $76.4 million of additional borrowing was available to us. At September 5, 2003, the amounts of borrowings outstanding and additional borrowing available to us remained unchanged from June 30th levels. The revolving credit facility includes borrowing availability of up to $10.0 million for letters of credit.

      Mandatory prepayments of loans under the revolving credit facility are required in the event of:

•	certain asset sales and dispositions by us and our subsidiaries;

•	certain issuances of debt or equity securities by us and our subsidiaries; and

•	certain insurance proceeds received by us and our subsidiaries,

in each case, subject to certain exceptions and reinvestment rights.

      Voluntary prepayments and commitment reductions are permitted in whole or in part, subject to minimum prepayment or reduction requirements, provided that voluntary prepayments of Eurodollar loans on a date other than the last day of the relevant interest period will be subject to the payment of customary breakage costs, if any. Such voluntary prepayments and commitment reductions may be made without premium or penalty. If aggregate commitments under the credit facility are reduced to less than $250.0 million due to any Asset Sales (see “Description of the Exchange Notes — Covenants — Limitation on Asset Sales”), we have the right to request that the lenders increase the commitments to an amount up to the lessor of $250.0 million and the amount of indebtedness that could be incurred under the indenture governing the notes.

      All of our obligations under the revolving credit facility are unconditionally guaranteed by each of our existing and each subsequently acquired or organized subsidiaries. The revolving credit facility and the related guarantees are secured by substantially all of our present and future assets and all present and future assets of each guarantor, including but not limited to (i) a first-priority pledge of all of the outstanding capital stock or other ownership interests owned by us and each guarantor and (ii) perfected first-priority security interests in all of our present and future tangible and intangible assets and the present and future tangible and intangible assets of each guarantor (in each case, other than certain equipment assets subject to capitalized lease obligations).

      Loans under the revolving credit facility bear interest at a rate based, at our option and subject to certain conditions, on either (1) the prime rate of Fleet National Bank plus a spread ranging from 0.00% to 1.00% depending on our leverage ratio, or (2) the London inter-bank offered rate, which we refer to as LIBOR, plus a spread ranging from 1.75% to 2.75% depending on our leverage ratio. Interest on outstanding borrowings is payable monthly or, with respect to LIBOR borrowings, either quarterly or on the last day of the applicable interest period (whichever is more frequent). In addition to paying interest on any outstanding principal amount, we pay an unused revolving credit facility fee to the senior lenders equal to a range of 0.30% to 0.50% per annum on the unused daily balance of the revolving credit commitment, payable monthly in arrears, based upon the actual number of days elapsed in a 360 day year. For each letter of credit we issue, we pay (i) a per annum fee equal to the margin over the LIBOR rate from time to time in effect, (ii) a fronting fee on the aggregate outstanding stated amounts of such letters of credit, plus (iii) customary administrative charges.

      The credit facility documentation contains covenants restricting our ability to, among others (i) declare dividends or redeem or repurchase capital stock, (ii) prepay, redeem or purchase other debt, (iii) incur liens, (iv) make loans and investments, (v) incur additional indebtedness, (vi) amend or otherwise alter debt and other material agreements, (vii) make capital expenditures, (viii) engage in mergers, acquisitions and asset sales, (ix) transact with affiliates, and (x) alter the business we conduct. We also must comply with specified financial covenants and affirmative covenants. These financial covenants set maximum values for Mobile Mini’s leverage, fixed charge coverage, capital expenditures, and lease fleet utilization rates. The leverage or debt ratio covenant requires that our ratio of funded debt to EBITDA (as defined in our loan agreement) not exceed a specified ratio, which is 5.9-to-1.0 currently and which decreases to 5.5-to-1.0 at December 31, 2005 and thereafter. EBITDA for purposes of this covenant (i) includes our net income plus the amount of any non-cash extraordinary losses and debt restructuring costs arising from payments of termination costs of interest rate swaps and from write-offs of fees and expenses in connection with the initial funding under the loan and security agreement and (ii) gives pro forma effect to any permitted acquisition, in each case measured over four fiscal quarters ending on each quarterly measurement date. Our debt ratio covenant excludes all accruals and payments made by us in connection with our Florida litigation. Our fixed charge coverage ratio is 2.10-to-1.0, and is defined as the ratio of our cash flow for four quarters to the sum of interest expense for such four quarters plus the current portion of our funded debt, but the calculation excludes accruals or cash payments made in connection with our Florida litigation. Our capital expenditure covenant limits our permitted payments made in connection with the acquisition of fixed assets to $115 million per year, as adjusted by annual carry-forward amounts plus an amount equal to 300% of the net cash proceeds we receive from any issuance of our equity securities. Portable containers held for sale and inventory and equipment acquired in connection with acquisitions permitted under our revolving credit agreement are excluded from the capital expenditures covenant limitation. Our lease fleet utilization covenant requires us to maintain minimum utilization ranging from 75% to 77.5%, depending upon the fiscal quarter that is the measurement period. The credit facility also contains limitations on, among other things, incurring debt, granting liens, making investments, making restricted payments, entering into transactions with affiliates and prepaying subordinated debt. Our compliance with financial covenants is measured as of the last day of each fiscal quarter. We were in compliance with the covenants under the revolving credit facility agreement at June 30, 2003.

      Events of default under the revolving credit facility include, but are not limited to, (i) our failure to pay principal or interest when due, (ii) our material breach of any representations or warranty, (iii) covenant defaults, (iv) events of bankruptcy, (v) cross default to certain other debt, (vi) certain unsatisfied final judgments over a stated threshold amount, and (vii) a change of control.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      We sold all $150.0 million of the outstanding notes to the initial purchasers on June 26, 2003. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the outstanding notes, we and the guarantors entered into a registration rights agreement with the initial purchasers of the outstanding notes. The registration rights agreement requires us to register the exchange notes under the federal securities laws and offer to exchange the exchange notes for the outstanding notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the federal securities laws. We are effecting the exchange offer to comply with the registration rights agreement.

      The registration rights agreement requires us and the subsidiary guarantors to:

•	file a registration statement for the exchange offer and the exchange notes within 90 days after the issue date of the outstanding notes;

•	use our respective reasonable best efforts to cause the registration statement to become effective under the Securities Act within 180 days after the issue date of the outstanding notes;

•	use our respective reasonable best efforts to consummate the exchange offer within 30 days after the effective date of our registration statement; and

•	file a shelf registration statement for the resale of the outstanding notes under certain circumstances and use our respective reasonable best efforts to cause such registration statement to become effective under the Securities Act.

      These requirements under the registration rights agreement will be satisfied when we complete the exchange offer. However, if we fail to meet any of these requirements, we must pay additional interest on the outstanding notes at the rate of 0.50% per year until the applicable requirement has been met. We must pay an additional 0.50% per year for each 90 days that a requirement has not been met. However, we will not be required to pay more than 1.0% per year in additional interest on the outstanding notes. Immediately following the completion of a requirement, any additional interest with respect to that particular requirement will cease to accrue. We have also agreed to keep the registration statement for the exchange offer effective for at least 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to holders.

      Under the registration rights agreement, our obligation to register the exchange notes will terminate upon the completion of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

      This summary includes only the material terms of the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreements, which has been filed as an exhibit to the registration statement for the exchange offer and the exchange notes. See “Where You Can Find More Information.”

Transferability of the Exchange Notes

      Based on an interpretation of the Securities Act by the staff of the SEC in several no-action letters issued to third parties unrelated to us, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such notes without complying with the registration and prospectus delivery requirements of the federal securities laws, if:

•	you, or the person or entity receiving such exchange notes, is acquiring such notes in the ordinary course of business;

•	neither you nor any such person or entity is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

•	neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•	neither you nor any such person or entity is an “affiliate” of Mobile Mini or the guarantors, as the term “affiliate” is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true.

      Any holder of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

      Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities may not rely on this interpretation by the SEC. Such broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act and must therefore acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with resale of the exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. As described above, under the registration rights agreement, we have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes.

Terms of the Exchange Offer; Acceptance of Tendered Notes

      Upon the terms and subject to the conditions in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on [                    ], 2003. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

      The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number from the outstanding notes; and

•	the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indenture.

      As of the date of this prospectus, $150.0 million in aggregate principal amount of notes was outstanding. We have fixed [                    ], 2003 as the date on which this prospectus and the letter of transmittal will be mailed initially. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC under the Exchange Act.

      We shall be deemed to have accepted validly tendered outstanding notes when and if we have given oral or written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. We will issue exchange notes promptly after the expiration of the exchange offer. If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted notes, at our expense, to the tendering holder promptly after the expiration of the exchange offer.

      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of notes. Tendering holders will also not be required to pay transfer taxes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer as described under the subheading “— Solicitation of Tenders; Fees and Expenses.” However, we will not pay any taxes incurred in connection with a holder’s request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See “— Transfer Taxes” in this section below.

Expiration Date; Extensions; Amendment

      The exchange offer will expire at 5:00 p.m., New York City time, on [                    ], 2003, or the “Expiration Date,” unless we extend the expiration date. We do not intend to extend the exchange offer, although we reserve the right to do so. If we do extend the exchange offer, we will notify the exchange agent and each registered holder of any extension before 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. We also reserve the right, in our sole discretion, (1) to delay accepting any tendered notes or, if any of the conditions described below under the heading “— Conditions to the Exchange Offer” have not been satisfied prior to the expiration of the exchange offer period or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent or, (2) to amend the terms of the exchange offer in any manner, by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies.

      We acknowledge and undertake to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to return the old notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer. We will notify you promptly of any extension, termination or amendment.

Accrued Interest on the Exchange Notes and Outstanding Notes

      The exchange notes will bear interest from June 26, 2003. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes and interest will not be paid on outstanding notes which are exchanged.

      Interest on the notes is payable semi-annually on each January 1 and September 1 of each year.

Procedures for Tendering Outstanding Notes

      Only a holder of outstanding notes may tender notes in the exchange offer. To tender in the exchange offer, you must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date.

      To tender outstanding notes effectively, you must complete the letter of transmittal and other required documents and the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the Expiration Date.

      By executing the letter of transmittal, you will make to us the representations set forth in the first paragraph under the heading “— Transferability of the Exchange Notes.”

      All tenders not withdrawn before the Expiration Date and the acceptance of the tender by us will constitute agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal including an agreement to deliver good and marketable title to all tendered notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

      The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

      If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. See “Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

      The exchange of notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged notes to an account maintained with The Depository Trust Company.

Guarantee of Signatures

      Holders must obtain a guarantee of all signatures on a letter of transmittal or a notice of withdrawal unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible guarantor institution.”

Signature guarantees must be made by a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or by an “eligible guarantor institution” within the meaning of Rule l7Ad-15 promulgated under the Securities Exchange Act (namely, banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations).

Signature on the Letter of Transmittal; Bond Powers and Endorsements

      If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder’s name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an “eligible guarantor institution.”

      If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

Book-Entry Transfer

      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an “agent’s message” in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

      The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. Accordingly, the DTC participants may electronically transmit their acceptance of the exchange offer by causing the DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. Upon receipt of such holder’s acceptance through the Automated Tender Offer Program, DTC will edit and verify the acceptance and send an “agent’s message” to the exchange agent for its acceptance. Delivery of tendered notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth above, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

      The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the participant in DTC tendering notes subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	we may enforce such agreement against such participant.

      In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

Determination of Valid Tenders; Our Rights Under the Exchange Offer

      All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular note, whether or not similar defects or irregularities are waived in the case of other notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.

      Although we intend to notify holders of defects or irregularities in tenders of outstanding notes, neither we, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. The exchange agent will return to the tendering holder, after the expiration of the exchange offer, any outstanding notes that are not properly tendered and as to which the defects have not been cured or waived.

Guaranteed Delivery Procedures

      If you desire to tender outstanding notes pursuant to the exchange offer and (1) certificates representing such outstanding notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the Expiration Date, or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the Expiration Date, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution,” which is defined above under the heading “— Guarantee of Signatures;”

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the Expiration Date as provided below; and

•	the certificates for the tendered notes, in proper form for transfer (or a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

      Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 5:00 p.m., New York City time, on [                    ], 2003. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer. For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC’s Automated Tender Offer Program. Any notice of withdrawal must:

•	specify the name of the person having tendered the notes to be withdrawn;

•	identify the notes to be withdrawn, including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of such notes into the name of the person withdrawing the tender and a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder; and

•	specify the name in which any such notes are to be registered, if different from that of the registered holder.

Any permitted withdrawal of notes may not be rescinded. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “— Procedures for Tendering Outstanding Notes.”

Conditions to the Exchange Offer

      Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus, if at any time before the time of expiration any of the following events occur:

(1) injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

(2) the exchange offer violates any applicable law, regulation or interpretation of the staff of the SEC.

These conditions are for the sole benefit of Mobile Mini and the guarantors and may be asserted or waived by us in whole or in part at any time prior to expiration of the exchange offer, in our sole discretion, subject to applicable law.

      In addition, we will accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we must use our respective best efforts to obtain the withdrawal or lifting of any stop order at the earliest possible moment.

Consequences of Failure to Exchange Outstanding Notes

      To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will be reduced by the amount so tendered and a holder’s ability to sell untendered outstanding notes could be adversely affected. In addition, after the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of outstanding notes not tendered will have no further registration rights, except for the limited registration rights described above under the heading “— Purpose of the Exchange Offer.” Accordingly, the notes not tendered may be resold only:

•	to us or our subsidiaries;

•	pursuant to a registration statement which has been declared effective under the Securities Act;

•	for so long as the notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•	pursuant to any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller’s property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

      Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

Regulatory Approvals

      Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Solicitation of Tenders; Fees and Expenses

      We will bear the expenses of soliciting tenders. We are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

      We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we may pay the exchange agent reasonable and customary fees for its services and may reimburse it for its reasonable out-of-pocket expenses.

      We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

      The exchange notes will be recorded at the same carrying value as the outstanding notes. The carrying value is face value. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

Transfer Taxes

      Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted for exchange be returned to, a person other than the registered holder will be responsible for the payment of any transfer tax arising from such transfer.

The Exchange Agent

      Wells Fargo Bank Minnesota, National Association, is serving as the exchange agent for the exchange offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT THE ADDRESS LISTED BELOW. Questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address or telephone number listed below.

Delivery To: Wells Fargo Bank Minnesota, National Association, Exchange Agent

By Registered or Certified Mail: Wells Fargo Bank Minnesota, NA MAC# 9303-121 Corporate Trust Operations Post Office Box 1517 Minneapolis, Minnesota 55480-1517	By Overnight Delivery or Regular Mail: Wells Fargo Bank Minnesota, NA MAC# N9303-121 6th & Marquette Avenue Minneapolis, Minnesota 55479

In Person by Hand Only:

Wells Fargo Bank Minnesota, NA
608 Second Avenue South
Corporate Trust Operations, 12th Floor

By Facsimile Transmission:

(612) 667-4927

Confirm By Telephone:

(800) 344-5128

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

DESCRIPTION OF THE EXCHANGE NOTES

      The outstanding notes are, and the exchange notes will be, issued pursuant to the Indenture dated as of June 26, 2003 (the “Indenture”), among us, the Guarantors and Wells Fargo Bank Minnesota, N.A., as Trustee (the “Trustee”).

      The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. The statements under this section of this prospectus relating to the exchange notes and the Indenture are summaries of the material provisions of the Indenture and do not restate the Indenture in its entirety. Copies of the Indenture and the Registration Rights Agreement referred to below (see “— Registration Covenant; Exchange Offer”) are available at the corporate trust office of the Trustee, and we have filed copies of the Indenture and the Registration Rights Agreement as exhibits to the registration statement on Form S-4 of which this prospectus is a part. See “Where You Can Find More Information.” You can find definitions of certain capitalized terms used in this description under “— Certain Definitions.” For purposes of this section, references to the “Company” includes only Mobile Mini, Inc. and not its Subsidiaries.

General

      The Company issued $150.0 million in aggregate principal amount of the outstanding notes to the Initial Purchasers on June 26, 2003. The Initial Purchasers sold the outstanding notes to “qualified institutional buyers” as defined in Rule 144A under the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes. However, the exchange notes are not subject to transfer restrictions or registration rights unless held by certain broker-dealers, affiliates of the Company or certain other persons. See “The Exchange Offer — Transferability of the Exchange Notes.” The Company does not plan to list the exchange notes on any securities exchange or seek quotation on any automated quotation system. The outstanding notes are listed on Nasdaq’s PORTAL system.

      The exchange notes will be senior unsecured Obligations of the Company, ranking equal in right of payment with all other senior unsecured Obligations of the Company. All of our Subsidiaries on the Issue Date will guarantee the exchange notes with unconditional Guarantees that will be unsecured and senior to any existing and future Subordinated Indebtedness of such Subsidiaries. The exchange notes and the Guarantees will be effectively subordinated to all existing and future secured Indebtedness of the Company to the extent of the assets securing such debt. As of March 31, 2003, on a pro forma basis as if the sale of the outstanding notes and the application of the net proceeds therefrom had occurred on such date, the Company would have had approximately $83.8 million of secured Indebtedness outstanding and approximately $79.7 million of unused commitments, net of outstanding letters of credit, under the Credit Agreement. All of the outstanding Indebtedness under the Credit Agreement is guaranteed by the Guarantors on a secured basis.

      The Company will issue the exchange notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the exchange notes. The exchange notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the exchange notes (the “Holders”). The Company will pay principal (and premium, if any) on the exchange notes at the Trustee’s corporate office in New York, New York. At the Company’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders. Any outstanding notes that remain outstanding after the completion of this exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

Principal, Maturity and Interest

      The exchange notes will mature on July 1, 2013. Additional notes may be issued under the Indenture from time to time, subject to the limitations set forth under “— Covenants — Limitation on Incurrence of Additional Indebtedness.” Interest on the exchange notes will accrue at the rate of 9 1/2% per annum and will be payable semiannually in cash on each January 1 and July 1, commencing on January 1, 2004, to the persons who are registered Holders at the close of business on the December 15 and June 15 immediately preceding the applicable interest payment date. Interest on the exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the outstanding notes.

      The exchange notes will not be (and the outstanding notes are not) entitled to the benefit of any mandatory sinking fund.

Redemption

      Optional Redemption. The Company may redeem the notes at any time at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice. To redeem the notes prior to July 1, 2008, the Company must pay a redemption price equal to the greater of:

(a) 100% of the principal amount of the notes to be redeemed; and

(b) the sum of the present values of (1) the redemption price of the notes at July 1, 2008 (as set forth below) and (2) the remaining scheduled payments of interest from the redemption date to July 1, 2008, but excluding accrued and unpaid interest, if any, to the redemption date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (determined on the second business day immediately preceding the date of redemption) plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

      Any notice to holders of notes of such a redemption will include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, will be set forth in a officers’ certificate delivered to the Trustee no later than two business days prior to the redemption date (unless clause (b) of the definition of “Comparable Treasury Price” is applicable, in which case such officers’ certificate shall be delivered on the redemption date).

      Beginning on July 1, 2008, the Company may redeem the notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on July 1 of the year set forth below:

Year	Percentage

2008	104.750%
2009	103.563%
2010	102.375%
2011	101.188%
2012 and thereafter	100.000%

      In addition, the Company must pay accrued and unpaid interest on the notes redeemed.

      Optional Redemption Upon Equity Offerings. At any time, or from time to time, on or prior to July 1, 2006, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the notes and any additional notes issued under the Indenture at a redemption price of 109.50% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1) at least 65% of the principal amount of notes issued under the Indenture remains outstanding immediately after any such redemption; and

(2) the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.

      “Equity Offering” means a public or private offering of Qualified Capital Stock of the Company.

Selection and Notice of Redemption

      In the event that the Company chooses to redeem less than all of the notes and any additional notes issued under the Indenture, selection of the notes for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or,

(2) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

      No notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Guarantees

      The outstanding notes are, and the exchange notes will be, unconditionally guaranteed by all Domestic Restricted Subsidiaries of the Company existing on the Issue Date and thereafter by all acquired or created Domestic Restricted Subsidiaries, subject to compliance with the covenant described under “— Covenants — Additional Subsidiary Guarantees.” The Guarantors jointly and severally guarantee the Company’s obligations under the Indenture and the notes on a senior unsecured basis. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

      Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Restricted Subsidiary of the Company without limitations, or with other Persons upon the terms and conditions set forth in the Indenture. See “— Covenants — Merger, Consolidation and Sale of Assets.” In the event a Guarantor ceases to be a Subsidiary of the Company in a transaction that complies with the covenant described under “— Covenants — Limitation on Asset Sales” and the other covenants contained in the Indenture, then the Guarantor’s Guarantee will be released.

Change of Control

      Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

      Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

      If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by

Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

      A Change of Control will be an event of default under the Credit Agreement, upon which event all amounts outstanding under the Credit Agreement shall, unless otherwise agreed by the required lenders thereunder, become due and payable. There can be no assurance that, in the event of a Change of Control, the Company will be able to obtain the necessary consents from the lenders under the Credit Agreement to waive such default or consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the Holders of the exchange notes the rights described under “— Events of Default.”

      Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder’s right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the exchange notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Covenants

      The Indenture contains the following material covenants:

      Limitation on Incurrence of Additional Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

      (b) The Company will not, and will not permit any Guarantor to directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the exchange notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

      Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than any such Capital Stock or warrants, rights or options owned by the Company or any Restricted Subsidiary of the Company);

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

(4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”);

      if at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing; or

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

(w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company from the beginning of the fiscal quarter in which any Notes under the Indenture are originally issued to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of (1) Qualified Capital Stock of the Company, (2) warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock) or (3) convertible or exchangeable Disqualified Capital Stock or debt securities that have been converted or exchanged in accordance with their terms for Qualified Capital Stock; plus

(y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding, in the case of clauses (iii)(x) and (y), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under “Redemption — Optional Redemption Upon Equity Offerings”); plus

(z) without duplication, the sum of:

(1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

(2) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of the Company); and

(3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

      Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

(4) so long as no Default or Event of Default shall have occurred and be continuing redemption, repurchase, retirement, defeasance or other acquisition by the Company of Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company, in an aggregate amount not to exceed $1.5 million in any calendar year; and

(5) so long as no Default or Event of Default shall have occurred and be continuing, Restricted Payments in an aggregate amount not to exceed $12.5 million.

      In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), 3(ii)(a) and (4) shall be included in such calculation.

      Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined below) (or a combination thereof) and is received at the time of such disposition; provided that

(a) the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets; and

(b) the fair market value of any securities or other assets received by the Company or any such Restricted Subsidiary in exchange for any such assets that are converted into cash within 180 days after such Asset Sale;

shall be deemed to be cash for purposes of this provision; and

(3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

(a) to repay (i) any Obligations under the Credit Agreement and effect a permanent reduction in the availability under such Credit Agreement and (ii) in the case of an Asset Sale by a Restricted Subsidiary that is not a Guarantor, Obligations of such Restricted Subsidiary;

(b) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”);

(c) to acquire all or substantially all of the assets of, or a majority of the voting Capital Stock of a Permitted Business; and/or

(d) a combination of prepayment and investment permitted by the foregoing clauses (3)(a) through (3)(c).

      When the Net Cash Proceeds from Asset Sales not applied or invested as provided in the preceding paragraph total $5.0 million or more (each, a “Net Proceeds Offer Trigger Date”), the Company will, within 30 days, make an offer to purchase (the “Net Proceeds Offer”) to all Holders and, to the extent required by the terms of any Pari Passu Debt, an offer to purchase to all holders of such Pari Passu Debt, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any Pari Passu Debt) on a pro rata basis, that amount of exchange notes (and Pari Passu Debt) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes (and Pari Passu Debt) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than as contemplated by clause 2(b) above and other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

      Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraph to the extent that:

(1) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

(2) such Asset Sale is for fair market value;

provided that any cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

      In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “— Merger, Consolidation and Sale of Assets”, which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

      Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

      Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except in each case for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule, regulation or order;

(b) the Indenture, the exchange notes and the Guarantees;

(c) the Credit Agreement;

(d) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

(e) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(f) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(g) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(h) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(i) Purchase Money Indebtedness for property acquired in the ordinary course of business that only impose restrictions on the property so acquired;

(j) any agreement pursuant to which Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness, (B) the encumbrance or restriction is not materially more disadvantageous to the holders of the exchange notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the exchange notes;

(k) Indebtedness permitted to be incurred subsequent to the date of the Indenture pursuant to the provisions of the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; provided that such encumbrances or restrictions are no less favorable to the Company, taken as a whole, in any material respect than the encumbrances or restrictions contained in the Credit Agreement as in effect on the Issue Date;

(l) any Qualified Securitization Transaction; provided that such encumbrances and restrictions are customarily required by the institutional sponsor or arranger at the time of entering into such Qualified Securitization Transaction in similar types of documents relating to the purchase of similar Receivables in connection with the financing therewith;

(m) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business; and

(n) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b) and (d) through (g) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b) and (d) through (g).

      Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary that is not a Guarantor.

      Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes or the Guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes or the Guarantee of such Guarantor, as the case may be, are equally and ratably secured, except for:

(a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(b) Liens securing Indebtedness and other Obligations under the Credit Agreement incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(c) Liens securing the exchange notes, any additional notes issued under the Indenture and the Guarantees;

(d) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(f) Permitted Liens.

      Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the exchange notes and the performance of every covenant of the exchange notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “— Covenants — Limitation on Incurrence of Additional Indebtedness”;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

      Notwithstanding the foregoing clauses (1), (2) and (3), the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

      The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the exchange notes and the Registration Rights Agreement with the same effect as if such surviving entity had been named as such.

      Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of “— Limitation on Asset Sales”) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation or a partnership or a limited liability company, in each case, organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity (if other than the Guarantor) assumes by supplemental indenture all of the obligations of the Guarantor under its Guarantee, the Indenture and the Registration Rights Agreement;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

      Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant. The phrase “all or substantially all” of the assets of the Company or a Guarantor will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of the assets of the Company or a Guarantor has occurred.

      Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under the third paragraph of this covenant and (y) Affiliate

Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

      All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.5 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $7.5 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

      The restrictions set forth in the first paragraph of this covenant shall not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4) Restricted Payments permitted by the Indenture; and

(5) any sale, conveyance or other transfer of Receivables and other related assets customarily transferred in a Qualified Securitization Transaction.

      Additional Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Domestic Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Domestic Restricted Subsidiary having total assets with a book value in excess of $500,000, then such transferee or acquired or other Restricted Subsidiary shall:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the exchange notes and the Indenture on the terms set forth in the Indenture; and

(2) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

      Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

      Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses other than a Permitted Business, except to the extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

      Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

      Reports to Holders. The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will furnish the Trustee, on behalf of the Holders of the notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accounts; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

      In addition, following the consummation of the exchange offer pursuant to this prospectus, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

      The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the aggregate outstanding principal amount of the notes issued under the Indenture (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $7.5 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $7.5 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

(7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

      If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of outstanding notes issued under the Indenture may declare the principal of and accrued interest on all the notes issued under the Indenture to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

      If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes issued under the Indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

      The Indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in aggregate principal amount of the notes issued under the Indenture may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

      The Holders of a majority in aggregate principal amount of the notes issued and outstanding under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

      Holders of the exchange notes may not enforce the Indenture or the exchange notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

      Under the Indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes outstanding under the Indenture on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant

Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(9) certain other customary conditions precedent are satisfied.

      Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes outstanding under the Indenture which have not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year, or are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all notes when:

(1) either:

(a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the Indenture by the Company; and

(3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

      From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1) reduce the amount of notes outstanding whose Holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any note;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefore;

(4) make any notes payable in money other than that stated in the notes;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on any note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes outstanding under the Indenture to waive Defaults or Events of Default;

(6) after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto; or

(7) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

      The Indenture will provide that it, the exchange notes and the Guarantees, if any, will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

      The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

      The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

      “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

      “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

      “Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

      “Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “Merger, Consolidation and Sale of Assets”; (c) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenants or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (e) the sale of or other disposition of cash or Cash Equivalents; (f) any sale or disposition deemed to occur in connection with creating or granting any Liens pursuant to the covenant described under “— Covenants — Limitations on Liens”; (g) the lease, assignment or sublease of any real or personal property in the ordinary course of business; (h) any sale of Receivables pursuant to a Qualified Securitization Transaction; and (i) disposals or replacements of obsolete or worn out equipment.

      “Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

      “Borrowing Base” means, as of any date, an amount equal to the sum of:

(1) 85% of the aggregate book value of all accounts receivable of the Company and its Restricted Subsidiaries (other than any Special Purpose Vehicle) as of the end of the most recent fiscal quarter preceding such date; and

(2) 80% of the aggregate cost basis of the portable storage unit lease fleet (or any successor line item or items reflecting such portable storage unit lease fleet) as indicated on its consolidated balance sheet as owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date (plus 80% of the fair market value of any portable storage units acquired since the end of such fiscal quarter), all calculated on a consolidated basis and in accordance with GAAP.

      “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      “Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

      “Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture;

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the (whether or not otherwise in compliance with the provisions of the Indenture);

(3) any Person or Group (other than any entity formed for the purpose of owning Capital Stock of the Company) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

      “Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

      “Comparable Treasury Issue” means the United States treasury security selected by an Independent Investment Bank as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

      “Comparable Treasury Price” means, with respect to any redemption date:

(1) the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” or

(2) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

      “Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

(b) Consolidated Interest Expense; and

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

      Notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, payments in connection with the Nuko Judgment, subject to the limitations set forth in the definition thereof, shall be excluded.

      “Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

      Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

      “Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations incurred in the fiscal quarter beginning after the Issue Date; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

      “Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax gains from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains;

(3) the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

(4) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

(6) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(8) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

(9) fees and expenses incurred in connection with the offering of the outstanding notes and related refinancing transactions (including those related to the Credit Agreement) in an aggregate amount not to exceed $7.9 million.

      “Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

      “Credit Agreement” and “revolving credit facility” means the Amended and Restated Loan and Security Agreement dated as of June 26, 2003, between the Company, the lenders party thereto in their capacities as lenders thereunder and Fleet Capital Corporation, as administrative agent (the “Agent”), Fleet Securities, Inc., as joint lead arranger, Deutsche Bank Trust Company Americas, as co-documentation agent and Deutsche Bank Securities, Inc., as joint lead arranger, together with the related documents thereto (including, without limitation, any notes, guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring (including increasing the amount of available credit thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

      “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

      “Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

      “fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

      “Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all Obligations under currency agreements and interest swap agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

      For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

      “Independent Financial Advisor” means a firm: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

      “Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

      “Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

      “Issue Date” means June 26, 2003.

      “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

      “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale;

(4) amounts required to be paid to any Person owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale; and

(5) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

      “Nuko” means Nuko Holdings I, LLC, a Delaware limited liability company.

      “Nuko Judgment” means a court judgment in favor of Nuko equaling the lesser of (i) the actual amount of any final judgment rendered in favor of Nuko and (ii) $7.5 million, plus interest, costs and attorneys’ fees.

      “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Pari Passu Debt” means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the exchange notes or such Guarantee, as applicable.

      “Permitted Business” means any business conducted by the Company on the Issue Date, any reasonable extension thereof, and any additional business reasonably related thereto which would not be material to the Company and its Restricted Subsidiaries taken as a whole.

      “Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the outstanding notes issued on the Issue Date in an aggregate principal amount not to exceed $150.0 million and any exchange notes;

(2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (A) $250.0 million less the amount of all required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder with the Net Cash Proceeds from Asset Sales and (B) $15.0 million plus the Borrowing Base;

(3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

(7) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and the exchange notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the Company;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(9) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $10.0 million at any one time outstanding;

(11) Refinancing Indebtedness;

(12) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture;

(13) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

(14) Indebtedness incurred pursuant to a Qualified Securitization Transaction; provided, however, that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness under this clause (14) plus any Indebtedness incurred pursuant to clause (2) and outstanding on the date of such incurrence does not exceed the greater of (a) $250.0 million and (b) $15.0 million plus the Borrowing Base;

(15) Acquired Indebtedness of the Company or any Restricted Subsidiary, in an aggregate principal amount not to exceed $5.0 million; and

(16) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

      For purposes of determining compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with the covenant described under “— Covenants — Limitation on Incurrence of Additional Indebtedness” with this covenant; provided that all Indebtedness outstanding under the Credit Agreement up to the maximum amount permitted under clause (2) of this definition above shall be deemed to have been incurred pursuant to clause (2) of this definition; (2) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded; (3) the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may incur pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies; and (4) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the covenant described under “— Covenants — Limitation on Incurrence of Additional Indebtedness.”

      “Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

(2) Investments in the Company by any Restricted Subsidiary of the Company;

(3) investments in cash and Cash Equivalents;

(4) loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $250,000 at any one time outstanding;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(6) additional Investments not to exceed $10.0 million at any one time outstanding;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(8) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(9) Investments represented by guarantees that are otherwise permitted under the Indenture;

(10) Investments the payment for which is Qualified Capital Stock of the Company;

(11) Investments in a Special Purpose Vehicle in connection with a Qualified Securitization Transaction; provided, however, that the only assets transferred to such Special Purpose Vehicle consist of Receivables and related assets of such Special Purpose Vehicle; and

(12) Investments in existence on the date of the Indenture and an Investment in any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the date of the Indenture in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable to the Company and its Restricted Subsidiaries than the Investment being renewed or replaced.

      “Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation other than proceeds thereof;

(7) Liens securing Purchase Money Indebtedness incurred or in the ordinary course of business; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired and (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(12) Liens securing Indebtedness under Currency Agreements;

(13) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under “— Covenants — Limitation on Incurrence of Additional Indebtedness”; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company, and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(14) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

(15) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary cause of business of the Company and its Restricted Subsidiaries;

(16) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(17) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(19) Liens securing Indebtedness permitted to be incurred pursuant to clause (16) of the definition of “Permitted Indebtedness”;

(20) Liens on Receivables to reflect sales of receivables pursuant to a Qualified Securitization Transaction; and

(21) other Liens securing Indebtedness for borrowed money with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $7.5 million at any time in the aggregate.

      “Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

      “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary in connection with or reasonably related to a transaction or series of transactions in which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer to (1) a Special Purpose Vehicle or (2) any other Person, or may grant a security interest in, any equipment and related assets (including contract rights) or Receivables or interests therein secured by goods or services financed thereby (whether such Receivables are then existing or arising in the future) of the Company or any Restricted Subsidiary, and any assets relating thereto including, without limitation, all security or ownership interests in goods or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets, as any agreement governing any such transactions may be renewed, refinanced, amended, restated or modified from time to time.

      “Receivables” means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by the Company or any Restricted Subsidiary of goods or services, and monies due thereunder, security or ownership interests in the goods and services financed thereby, records relating thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and other related rights.

      “Reference Treasury Dealer” means Deutsche Bank Securities Inc. and its successors; provided, however, that if it shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

      “Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the covenant described under “— Covenants — Limitation on Incurrence of Additional Indebtedness” (other than pursuant to clauses (2), (4), (5), (6), (7), (8) , (9), (10), (12), (13), (14) or (16) of the definition of Permitted Indebtedness), in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing above the sum of (i) the aggregate principal amount of such Indebtedness, plus (ii) the accrued interest on and amount of any premium required to be paid under the terms of the instrument governing such Indebtedness, plus (iii) the amount of reasonable expenses incurred by the Company in connection with such Refinancing; or

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

      “Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

      “Significant Subsidiary”, with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

      “Special Purpose Vehicle” means a bankruptcy-remote entity or trust or other special purpose entity that is formed by the Company, any Subsidiary of the Company or any other Person for the purpose of, and engages in no material business other than in connection with a Qualified Securitization Transaction or other similar transactions of Receivables or other similar or related assets.

      “Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the exchange notes or the Guarantee of such Guarantor, as the case may be.

      “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      “Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Company certifies to the Trustee that such designation complies with the covenant described under “— Covenants — Limitation on Restricted Payments” covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

      For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the covenant described under “— Covenants — Limitation on Restricted Payments” covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the “Limitation on Restricted Payments” covenant.

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “— Covenants — Limitation on Incurrence of Additional Indebtedness”; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

      “Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

      The exchange notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons. Upon issuance, the exchange notes will be deposited with the Trustee as custodian for the Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee.

      Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as participants, or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

      So long as DTC, or its nominee, is the registered owner or holder of any of the exchange notes, DTC or that nominee, as the case may be, will be considered the sole owner or holder of such exchange notes represented by the global note for all purposes under the Indenture and the exchange notes. No beneficial owner of an interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream Banking.

      Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, any Subsidiary of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and procedures and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      We expect that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants.

      If DTC is at any time unwilling or unable to continue as a depositary for the global notes or if at any time DTC ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with DTC’s rules and procedures in addition to those provided for under the applicable indenture.

      DTC has advised us that: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants.

      Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, any Subsidiary of the Company, the Trustee or the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Registration Covenant; Exchange Offer

      We have filed a registration statement to comply with our obligation under the registration rights agreements to register the issuance of the exchange notes. See “The Exchange Offer.”

Notices

      Notices to Holders of exchange notes will be given by mail to the addresses of such Holders as they may appear in the register of Holders maintained by the Trustee.

Title

      Mobile Mini, Inc., the Trustee and any agent of Mobile Mini or the Trustee may treat the Person in whose name an exchange note is registered as the absolute owner thereof (whether or not such exchange note may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

      The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will, for a period of 90 days after the consummation of the exchange offer, make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 90 days after the consummation of the exchange offer, we will promptly send additional copies of the prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such document in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a discussion of the material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the outstanding notes for exchange notes pursuant to this exchange offer. This summary does not discuss all of the aspects of U.S. federal income taxation which may be relevant to investors in light of their particular circumstances. In addition, this summary does not discuss any U.S. State or local income or foreign income or other tax consequences. This discussion is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or different interpretations. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax considerations described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax consequences resulting from acquiring, holding or disposing of the notes, or exchanging the notes for exchange notes.

      This summary does not address all of the tax consequences that may be relevant to you in light of your personal investment circumstances, or to certain types of holders subject to special tax treatment, including, without limitation:

•	certain financial institutions;

•	brokers, dealers or traders in securities or commodities;

•	insurance companies;

•	“S” corporations;

•	partnerships and other pass-through entities;

•	expatriates;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	holders who hold the notes as a position in a “straddle” or as part of a “hedging” or “conversion” transaction; and

•	holders that have a functional currency other than the United States dollar.

      If you are an entity treated as a partnership for United States federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partners in partnerships that hold notes should consult their tax advisors to determine the tax consequences of the acquisition, ownership, and disposition of the notes.

      This discussion does not address all of the tax consequences that may be relevant to a particular holder or to certain holders subject to special treatment under U.S. federal income tax laws. This discussion is limited to persons that hold their outstanding securities and new securities as “capital assets” within the meaning of section 1221 of the Code. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

      YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

      In the following discussion, you are a “U.S. Holder” if you hold a note and you are:

(1) a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under section 7701(b)(1)(A)(3) of the Code;

(2) a corporation (or an entity treated as a corporation) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

(3) an estate, the income of which is subject to United States federal income tax regardless of its source; or

(4) a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust or certain other trusts that have a valid election in effect.

Exchange of Outstanding Notes for Exchange Notes

      The exchange of the outstanding securities for the exchange notes issued in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the new securities issued in the exchange offer will not be considered to differ materially in kind or extent from the outstanding securities. Rather, the exchange notes issued in the exchange offer received by a holder will be treated as a continuation of the outstanding notes in the hands of such holder. As a result, no gain or loss will be recognized by a holder who exchanges outstanding notes for exchange notes in the exchange offer and any exchanging holder of outstanding notes will have the same tax basis and holding period in, and income in respect of, the exchange notes as such holder had in the outstanding notes immediately prior to the exchange.

U.S. Holders

      Payments of Interest. Payments of interest on exchange notes generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes).

      Disposition of Exchange Notes. Upon the sale or other disposition of an exchange note, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the holder’s adjusted tax basis in the exchange note. For these purposes, the amount realized on the sale or other disposition of an exchange note does not include any amount received attributable to accrued but unpaid interest, which will be taxable as ordinary income unless previously taken into account. Capital gain or loss on the sale or other disposition of an exchange note will be long-term capital gain or loss if the holder’s cumulative holding period with respect to the exchange note and the outstanding notes exchanged therefor is more than one year at the time of the sale or other disposition.

Non-U.S. Holders

      Payments of Interest. Subject to the discussion below concerning information reporting and backup withholding, payments of interest on an exchange note to any non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax, provided that all of the following are true:

•	the interest on the exchange note is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Mobile Mini’s voting stock;

•	the non-U.S. holder is not a “controlled foreign corporation” with respect to which Mobile Mini is a “related person” for U.S. federal income tax purposes; and

•	the non-U.S. holder either (A) certifies, on IRS Form W-8BEN (or a permissible substitute or successor form) under penalties of perjury, that it is a non-U.S. holder and provides its name and address, or (B) is a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the exchange notes, certifies under penalties of perjury that it has received an IRS Form W-8BEN (or a permissible substitute or successor form) from the beneficial owner of the new securities or that another financial institution has received such Form from the beneficial owner, and furnishes the payor with a copy thereof.

      Interest paid to a non-U.S. holder that does not qualify for exemption from withholding tax generally will be subject to withholding of U.S. federal income tax unless the non-U.S. holder of the new securities provides to Mobile Mini a properly executed:

(i) IRS Form W-8BEN (or a permissible substitute or successor form) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty; or

(ii) IRS Form W-8ECI (or a permissible substitute or successor form) stating that the interest paid on new securities is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

Non-U.S. holders should consult any applicable income tax treaties, which may provide for exemption from (or reduction in) U.S. withholding for other rules different from those described above.

      Disposition of Exchange Notes. Subject to the discussion below concerning information reporting and backup withholding, any gain realized by a non-U.S. holder on the sale or other disposition of exchange notes generally will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the U.S. or (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

Information Reporting and Backup Withholding

      Generally, we must report annually to the IRS and to each holder the amounts of interest paid to that holder, and the amount of tax, if any, that was withheld on the interest. This information may also be made available to the tax authorities of a country in which a non-U.S. holder resides.

      Backup withholding will generally apply to interest payments made to persons that fail to furnish certain required information. A U.S. holder may be subject to backup withholding on interest payments with respect to new securities unless such U.S. holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements. Backup withholding generally will not apply to interest payments made in respect of exchange notes held by a non-U.S. holder, if the holder properly certifies as to its non-U.S. status or otherwise establishes an exemption.

      Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules will be allowed as a refund or credit against such non-U.S. holder’s federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.

      In the case of the payment of proceeds from the disposition of exchange notes to or through a non-U.S. office of a U.S. broker, or foreign brokers with certain types of relationships to the United States, information reporting, but not backup withholding, will be required on the payment, unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption.

LEGAL MATTERS

      Bryan Cave LLP, Phoenix, Arizona, has passed upon the validity and enforceability of the exchange notes and the related guarantees on behalf of the issuers.

EXPERTS

      The consolidated financial statements of Mobile Mini, Inc. at December 31, 2002 and for the year ended December 31, 2002 included in Mobile Mini, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Mobile Mini, Inc. for the years ended December 31, 2000 and 2001, incorporated in this Registration Statement by reference from Mobile Mini’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Arthur Andersen LLP, independent accountants, as stated in their report dated February 11, 2002 which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting. Arthur Andersen has not consented to the incorporation by reference of their report in this Registration Statement, and we have dispensed with the requirement to file Arthur Andersen’s consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen has not consented to the inclusion of their report in this Registration Statement, you may not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

MOBILE MINI, INC.

OFFER TO EXCHANGE

All of the Outstanding
$150,000,000 9 1/2% Senior Notes Due 2013
for
$150,000,000 9 1/2% Senior Notes Due 2013
Registered Under the Securities Act of 1933

Prospectus

                    , 2003

      Until                     , 2003, all dealers effecting transactions in the outstanding notes or the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Mobile Mini since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Mobile Mini is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

      The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

      Mobile Mini’s Certificate of Incorporation and Bylaws provide for the indemnification of its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by Mobile Mini with certain of its executive officers, Mobile Mini must indemnify such officers and employees in the same manner and to the same extent that it is are required to indemnify its directors under its Bylaws. Mobile Mini’s Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director’s fiduciary duty.

      Mobile Mini has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of Mobile Mini, or that may arise out of their status as directors or officers of the registrants, including liabilities under the federal and state securities laws. Mobile Mini has entered into indemnification agreements to indemnify its directors to the extent permitted under Delaware law.

Item 21.     Exhibits and Financial Data Schedules

      (A) Exhibits

      The following is a list of all the exhibits filed as part of the Registration Statement.

Exhibit
Number		Description

3.1		Amended and Restated Certificate of Incorporation of Mobile Mini, Inc., dated as of March 19, 1997 (incorporated herein by reference to Exhibit 3.1 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997).
3	.1.1	Certificate of Amendment dated July 25, 2000 to the Amended and Restated Certificate of Incorporation of Mobile Mini, Inc. (incorporated herein by reference to Exhibit 3.1(a) to Mobile Mini’s report on Form 10-Q for the Quarter ended June 30, 2000).
3.2		Amended and Restated By-laws of Mobile Mini, Inc., adopted February 14, 2000 (incorporated herein by reference to Exhibit 3.2 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999).

Exhibit
Number		Description

4.1		Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Mobile Mini’s Registration Statement on Form SB-2 (No. 33-71528-LA)).
4.2		Rights Agreement, dated as of December 9, 1999, between Mobile Mini, Inc. and Norwest Bank Minnesota, NA, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to Mobile Mini’s Current Report on Form 8-K dated December 13, 1999).
4	.3*	Indenture, dated as of June 26, 2003 among Mobile Mini, Inc., the Guarantors named therein, and Wells Fargo Bank Minnesota, N.A., as Trustee.
5	.1*	Opinion of Bryan Cave LLP, counsel to the Company.
10.1		Mobile Mini, Inc. Amended and Restated 1994 Stock Option Plan (incorporated herein by reference to Exhibit 10.3 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997).
10.2		Mobile Mini, Inc. Amended and Restated 1999 Stock Option Plan (as amended through June 20, 2001) (incorporated by reference to Exhibit 10 to Mobile Mini’s Report on Form 10-Q for the Quarter ended June 30, 2001).
10	.3.1*	Amended and Restated Loan and Security Agreement, dated as of June 26, 2003 (the “Loan Agreement”) among Mobile Mini, Inc., each of the financial institutions initially a signatory thereto, together with assignees, as Lenders, and Fleet Capital Corporation, as Agent. This Loan Agreement is also referred to in this registration statement as the “senior secured revolving credit facility.”
10	.3.2	Subsidiary Security Agreement, dated February 11, 2002 by each subsidiary of Mobile Mini, Inc. and Fleet Capital Corporation, as Agent (incorporated herein by reference to Exhibit 10.3.2 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10	.3.3	Pledge Agreement, dated February 11, 2002 by Mobile Mini, Inc., each of its subsidiaries and Fleet Capital Corporation, as Agent (incorporated herein by reference to Exhibit 10.3.3 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10	.3.4	Guaranty by each subsidiary of Mobile Mini, Inc. to Fleet Capital Corporation, as Agent (incorporated herein by reference to Exhibit 10.3.4 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10.4		Lease Agreement by and between Steven G. Bunger, Michael J. Bunger, Carolyn A. Clawson, Jennifer J. Blackwell, Susan E. Bunger and Mobile Mini Storage Systems dated January 1, 1994 (incorporated herein by reference to Exhibit 10.4 to Mobile Mini’s Registration Statement on Form SB-2 (No. 33-71528-LA)).
10.5		Lease Agreement by and between Steven G. Bunger, Michael J. Bunger, Carolyn A. Clawson, Jennifer J. Blackwell, Susan E. Bunger and Mobile Mini Storage Systems dated January 1, 1994 (incorporated herein by reference to Exhibit 10.5 to Mobile Mini’s Registration Statement on Form SB-2 (No. 33-71528-LA)).
10.6		Lease Agreement by and between Steven G. Bunger, Michael J. Bunger, Carolyn A. Clawson, Jennifer J. Blackwell, Susan E. Bunger and Mobile Mini Storage Systems dated January 1, 1994 (incorporated herein by reference to Exhibit 10.6 to Mobile Mini’s Registration Statement on Form SB-2 (No. 33-71528-LA)).
10.7		Lease Agreement by and between Mobile Mini Systems, Inc. and Mobile Mini Storage Systems dated January 1, 1994 (incorporated herein by reference to Exhibit 10.7 to Mobile Mini’s Registration Statement on Form SB-2 (No. 33-71528-LA)).
10.8		Amendment to Lease Agreement by and between Steven G. Bunger, Michael J. Bunger, Carolyn A. Clawson, Jennifer J. Blackwell, Susan E. Bunger and Mobile Mini Storage Systems dated August 15, 1994 (incorporated herein by reference to Exhibit 10.8 of Mobile Mini’s report on Form 10-QSB for the Quarter ended September 30, 1994).
10.9		Amendment to Lease Agreement by and between Steven G. Bunger, Michael J. Bunger, Carolyn A. Clawson, Jennifer J. Blackwell, Susan E. Bunger and Mobile Mini Storage Systems dated August 15, 1994 (incorporated herein by reference to Exhibit 10.10 to Mobile Mini’s Report on Form 10-QSB for the Quarter ended September 30, 1994).

Exhibit
Number		Description

10.10		Amendment to Lease Agreement by and between Steven G. Bunger, Michael J. Bunger, Carolyn A. Clawson, Jennifer J. Blackwell, Susan E. Bunger and Mobile Mini Storage Systems dated August 15, 1994 (incorporated herein by reference to Exhibit 10.11 of Mobile Mini’s report on Form 10-QSB for the Quarter ended September 30, 1994).
10.11		Amendment to Lease Agreement by and between Mobile Mini Storage Systems, Inc., a California corporation, and the Registrant dated December 30, 1994 (incorporated herein by reference to Exhibit 10.11 to Mobile Mini’s Form 10-KSB for the fiscal year ended December 31, 1994).
10.12		Lease Agreement by and between Richard E. and Barbara M. Bunger and the Registrant dated November 1, 1995 (incorporated herein by reference to Exhibit 10.12 to Mobile Mini’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995).
10.13		Amendment to Lease Agreement by and between Richard E. and Barbara M. Bunger and the Registrant dated November 1, 1995 (incorporated herein by reference to Exhibit 10.13 to Mobile Mini’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995).
10.14		Amendment No. 2 to Lease Agreement between Mobile Mini Storage Systems, Inc. and the Registrant (incorporated herein by reference to Exhibit 10.18 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997).
10	.15*	Registration Rights Agreement dated as of June 26, 2003 by and between Mobile Mini, Inc. and the Guarantors Named Therein, or Issuers, and Deutsche Bank Securities Inc., CIBC World Markets Corp., J.P. Morgan Securities Inc. and Fleet Securities, Inc.
10	.16*	Purchase Agreement dated June 23, 2003 between Mobile Mini, Inc. and Deutsche Bank Securities Inc., CIBC World Markets Corp., J.P. Morgan Securities Inc. and Fleet Securities, Inc.
21		Subsidiaries of Mobile Mini, Inc. (incorporated herein by reference to Exhibit 21 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
23	.1**	Consent of Ernst & Young LLP, Independent Auditors
23.2		Consent of Bryan Cave LLP (included in Exhibit 5.1)
24.1		Powers of Attorney (included in the signature pages to this Registration Statement).
25	.1*	Statement of Eligibility and Qualification of Trustee on Form T-1 of Wells Fargo Bank Minneapolis, N.A., under the Trust Indenture Act of 1939.
99	.1*	Form of Letter of Transmittal, with respect to outstanding notes and exchange notes.
99	.2*	Form of Notice of Guaranteed Delivery, with respect to outstanding notes and exchange notes.
99	.3*	Letter to Registered Holders and DTC Participants.
99	.4*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*	Previously filed.

**	Filed herewith.

      (B) Financial Statement Schedules

      Schedules are omitted since the information required to be submitted has been included in the Consolidated Financial Statements of Mobile Mini, Inc. or the notes thereto, or the required information is not applicable.

Item 22.     Undertakings

      The Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(6) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 27th day of October, 2003.

MOBILE MINI INC.

By:	/s/ STEVEN G. BUNGER

Steven G. Bunger,
President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 27th day of October, 2003, by the following persons in the capacities indicated:

/s/ STEVEN G. BUNGER Steven G. Bunger		President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg		Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ DEBORAH KEELEY Deborah Keeley		Vice President and Controller (Chief Accounting Officer)

* Carolyn A. Clawson		Director

* Thomas G. Graunke		Director

* Ronald J. Marusiak		Director

* Stephen A. McConnell		Director

* Michael L. Watts		Director

*By:	/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg (Attorney-in-fact for each person indicated)

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on October 27, 2003.

DELIVERY DESIGN SYSTEMS, INC.

By:	/s/ STEVEN G. BUNGER

Steven G. Bunger,
President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 27th day of October, 2003, by the following persons in the capacities indicated:

/s/ STEVEN G. BUNGER Steven G. Bunger	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg	Executive Vice President, Secretary/ Treasurer and Director (Principal Financial Officer)

/s/ DEBORAH KEELEY Deborah Keeley	Vice President and Controller (Chief Accounting Officer)

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on October 27, 2003.

MOBILE MINI, LLC
(a California limited liability company)

By:	/s/ STEVEN G. BUNGER

Steven G. Bunger,
President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 27th day of October, 2003, by the following persons in the capacities indicated:

/s/ STEVEN G. BUNGER Steven G. Bunger	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg	Executive Vice President, Secretary/ Treasurer and Director (Principal Financial Officer)

/s/ DEBORAH KEELEY Deborah Keeley	Vice President and Controller (Chief Accounting Officer)

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on October 27, 2003.

MOBILE MINI, LLC
(a Delaware limited liability company)

By:	/s/ STEVEN G. BUNGER

Steven G. Bunger,
President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 27th day of October, 2003, by the following persons in the capacities indicated:

/s/ STEVEN G. BUNGER Steven G. Bunger	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg	Executive Vice President, Secretary/ Treasurer and Director (Principal Financial Officer)

/s/ DEBORAH KEELEY Deborah Keeley	Vice President and Controller (Chief Accounting Officer)

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on October 27, 2003.

MOBILE MINI I, INC.

By: /s/ STEVEN G. BUNGER

Steven G. Bunger,
President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 27th day of October, 2003, by the following persons in the capacities indicated:

/s/ STEVEN G. BUNGER Steven G. Bunger	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg	Executive Vice President, Secretary/ Treasurer and Director (Principal Financial Officer)

/s/ DEBORAH KEELEY Deborah Keeley	Vice President and Controller (Chief Accounting Officer)

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on October 27, 2003.

MOBILE MINI HOLDINGS, INC.

By:	/s/ LARRY TRACHTENBERG

Larry Trachtenberg
President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 27th day of October, 2003, by the following persons in the capacities indicated:

/s/ LARRY TRACHTENBERG Larry Trachtenberg	President and Director (Principal Executive Officer; Principal Financial Officer)

/s/ DEBORAH KEELEY Deborah Keeley	Secretary and Director (Principal Financial Officer)

/s/ DAN RADIGAN Dan Radigan	Treasurer (Chief Accounting Officer)

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on October 27, 2003.

MOBILE MINI OF OHIO, LLC

By:	/s/ STEVEN G. BUNGER

Steven G. Bunger, President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 27th day of October, 2003, by the following persons in the capacities indicated:

/s/ STEVEN G. BUNGER Steven G. Bunger	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg	Executive Vice President, Secretary/ Treasurer and Director (Principal Financial Officer)

/s/ DEBORAH KEELEY Deborah Keeley	Vice President and Controller (Chief Accounting Officer)

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on October 27, 2003.

MOBILE MINI TEXAS LIMITED PARTNERSHIP, L.L.P.

By:	/s/ STEVEN G. BUNGER

Steven G. Bunger
President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 27th day of October, 2003, by the following persons in the capacities indicated:

/s/ STEVEN G. BUNGER Steven G. Bunger	President (Principal Executive Officer)

/s/ LAWRENCE TRACHTENBERG Lawrence Trachtenberg	Treasurer (Principal Financial Officer)

/s/ DEBORAH KEELEY Deborah Keeley	Secretary (Chief Accounting Officer)

[This registrant has no directors and has nobody that performs functions similar to a board of directors.]

EXHIBIT INDEX

Exhibit
Number		Description

3.1		Amended and Restated Certificate of Incorporation of Mobile Mini, Inc., dated as of March 19, 1997 (incorporated herein by reference to Exhibit 3.1 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997).
3	.1.1	Certificate of Amendment dated July 25, 2000 to the Amended and Restated Certificate of Incorporation of Mobile Mini, Inc. (incorporated herein by reference to Exhibit 3.1(a) to Mobile Mini’s report on Form 10-Q for the Quarter ended June 30, 2000).
3.2		Amended and Restated By-laws of Mobile Mini, Inc., adopted February 14, 2000 (incorporated herein by reference to Exhibit 3.2 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
4.1		Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Mobile Mini’s Registration Statement on Form SB-2 (No. 33-71528-LA)).
4.2		Rights Agreement, dated as of December 9, 1999, between Mobile Mini, Inc. and Norwest Bank Minnesota, NA, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to Mobile Mini’s Current Report on Form 8-K dated December 13, 1999).
4	.3*	Indenture, dated as of June 26, 2003 among Mobile Mini, Inc., the Guarantors named therein, and Wells Fargo Bank Minnesota, N.A., as Trustee.
5	.1*	Opinion of Bryan Cave LLP, counsel to the Company.
10.1		Mobile Mini, Inc. Amended and Restated 1994 Stock Option Plan (incorporated herein by reference to Exhibit 10.3 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997).
10.2		Mobile Mini, Inc. Amended and Restated 1999 Stock Option Plan (as amended through June 20, 2001) (incorporated by reference to Exhibit 10 to Mobile Mini’s Report on Form 10-Q for the Quarter ended June 30, 2001).
10	.3.1*	Amended and Restated Loan and Security Agreement, dated as of June 26, 2003 (the “Loan Agreement”) among Mobile Mini, Inc., each of the financial institutions initially a signatory thereto, together with assignees, as Lenders, and Fleet Capital Corporation, as Agent. This Loan Agreement is also referred to in this registration statement as the “senior secured revolving credit facility.”
10	.3.2	Subsidiary Security Agreement, dated February 11, 2002 by each subsidiary of Mobile Mini, Inc. and Fleet Capital Corporation, as Agent (incorporated herein by reference to Exhibit 10.3.2 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10	.3.3	Pledge Agreement, dated February 11, 2002 by Mobile Mini, Inc., each of its subsidiaries and Fleet Capital Corporation, as Agent (incorporated herein by reference to Exhibit 10.3.3 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10	.3.4	Guaranty by each subsidiary of Mobile Mini, Inc. to Fleet Capital Corporation, as Agent (incorporated herein by reference to Exhibit 10.3.4 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001).
10.4		Lease Agreement by and between Steven G. Bunger, Michael J. Bunger, Carolyn A. Clawson, Jennifer J. Blackwell, Susan E. Bunger and Mobile Mini Storage Systems dated January 1, 1994 (incorporated herein by reference to Exhibit 10.4 to Mobile Mini’s Registration Statement on Form SB-2 (No. 33-71528-LA)).
10.5		Lease Agreement by and between Steven G. Bunger, Michael J. Bunger, Carolyn A. Clawson, Jennifer J. Blackwell, Susan E. Bunger and Mobile Mini Storage Systems dated January 1, 1994 (incorporated herein by reference to Exhibit 10.5 to Mobile Mini’s Registration Statement on Form SB-2 (No. 33-71528-LA)).
10.6		Lease Agreement by and between Steven G. Bunger, Michael J. Bunger, Carolyn A. Clawson, Jennifer J. Blackwell, Susan E. Bunger and Mobile Mini Storage Systems dated January 1, 1994 (incorporated herein by reference to Exhibit 10.6 to Mobile Mini’s Registration Statement on Form SB-2 (No. 33-71528-LA)).

Exhibit
Number		Description

10.7		Lease Agreement by and between Mobile Mini Systems, Inc. and Mobile Mini Storage Systems dated January 1, 1994 (incorporated herein by reference to Exhibit 10.7 to Mobile Mini’s Registration Statement on Form SB-2 (No. 33-71528-LA)).
10.8		Amendment to Lease Agreement by and between Steven G. Bunger, Michael J. Bunger, Carolyn A. Clawson, Jennifer J. Blackwell, Susan E. Bunger and Mobile Mini Storage Systems dated August 15, 1994 (incorporated herein by reference to Exhibit 10.8 of Mobile Mini’s report on Form 10-QSB for the Quarter ended September 30, 1994).
10.9		Amendment to Lease Agreement by and between Steven G. Bunger, Michael J. Bunger, Carolyn A. Clawson, Jennifer J. Blackwell, Susan E. Bunger and Mobile Mini Storage Systems dated August 15, 1994 (incorporated herein by reference to Exhibit 10.10 to Mobile Mini’s Report on Form 10-QSB for the Quarter ended September 30, 1994).
10.10		Amendment to Lease Agreement by and between Steven G. Bunger, Michael J. Bunger, Carolyn A. Clawson, Jennifer J. Blackwell, Susan E. Bunger and Mobile Mini Storage Systems dated August 15, 1994 (incorporated herein by reference to Exhibit 10.11 of Mobile Mini’s report on Form 10-QSB for the Quarter ended September 30, 1994).
10.11		Amendment to Lease Agreement by and between Mobile Mini Storage Systems, Inc., a California corporation, and the Registrant dated December 30, 1994 (incorporated herein by reference to Exhibit 10.11 to Mobile Mini’s Form 10-KSB for the fiscal year ended December 31, 1994).
10.12		Lease Agreement by and between Richard E. and Barbara M. Bunger and the Registrant dated November 1, 1995 (incorporated herein by reference to Exhibit 10.12 to Mobile Mini’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995).
10.13		Amendment to Lease Agreement by and between Richard E. and Barbara M. Bunger and the Registrant dated November 1, 1995 (incorporated herein by reference to Exhibit 10.13 to Mobile Mini’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995).
10.14		Amendment No. 2 to Lease Agreement between Mobile Mini Storage Systems, Inc. and the Registrant (incorporated herein by reference to Exhibit 10.18 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997).
10	.15*	Registration Rights. Agreement dated as of June 26, 2003 by and between Mobile Mini, Inc. and the Guarantors Named Therein, or Issuers, and Deutsche Bank Securities Inc., CIBC World Markets Corp., J.P. Morgan Securities Inc. and Fleet Securities, Inc.
10	.16*	Purchase Agreement dated June 23, 2003 between Mobile Mini, Inc. and Deutsche Bank Securities Inc., CIBC World Markets Corp., J.P. Morgan Securities Inc. and Fleet Securities, Inc.
21		Subsidiaries of Mobile Mini, Inc. (incorporated herein by reference to Exhibit 21 to Mobile Mini’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002).
23	.1**	Consent of Ernst & Young LLP, Independent Auditors
23.2		Consent of Bryan Cave LLP (included in Exhibit 5.1)
24.1		Powers of Attorney (included in the signature pages to this Registration Statement).
25	.1*	Statement of Eligibility and Qualification of Trustee on Form T-1 of Wells Fargo Bank Minneapolis, N.A., under the Trust Indenture Act of 1939.
99	.1*	Form of Letter of Transmittal, with respect to outstanding notes and exchange notes.
99	.2*	Form of Notice of Guaranteed Delivery, with respect to outstanding notes and exchange notes.
99	.3*	Letter to Registered Holders and DTC Participants.
99	.4*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*	Previously filed.

**	Filed herewith.